Exhibit 10.1

Execution Copy

AGREEMENT

between

FEDERATED INVESTORS, INC.,

and

ROCHDALE INVESTMENT MANAGEMENT LLC

dated as of

April 20, 2007

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	4.1.3	No Violations	26
	4.1.4	No Convictions, Sanctions or Other Violations	26
	4.1.5	Governmental/Regulatory Approvals; Other Consents	26
	4.1.6	Litigation	27
	4.1.7	Compliance	27

4.2	Representations and Warranties Regarding the Acquiring Fund		27
	4.2.1	Authority and Regulation of the Acquiring Fund	27
	4.2.2	Compliance	28
	4.2.3	Tax Qualification	28
	4.2.4	Taxes	28
	4.2.5	Contracts	28
	4.2.6	Litigation	28

4.3	No Other Representations		28

SECTION 5. BROKERS OR FINDERS			28

5.1	Federated		28

5.2	The Adviser		29

SECTION 6. COVENANTS AND AGREEMENTS			29

6.1	Covenants with Respect to the Reorganizing Fund		29
	6.1.1	Termination of Existing Agreements	29
	6.1.2	Prospectus and Statement of Additional Information Supplements; Information in Registration Statement on Form N-14; Section 15(f) Covenant	29
	6.1.3	Operations of the Reorganizing Fund	31
	6.1.4	Reorganizing Fund Taxes	31

6.2	Covenants with Respect to Fund Approvals and Other Matters		32

6.3	Covenants with Respect to Expenses		33

6.4	Covenants with Respect to Litigation and Changes in Condition		33
	6.4.1	Litigation, Proceedings, Etc.	33
	6.4.2	Change in Condition	35

6.5	Covenants with Respect to Publicity		35

6.6	Restrictive Covenants.		35
	6.6.1	Noncompetition and Nonsolicitation Covenants.	35
	6.6.2	Enforcement.	37

6.7	Covenants with Respect to Further Actions		38

6.8	Covenant with Respect to Access		38

6.9	Exclusivity		39

6.10	Covenants with Respect to Rochdale Assets		39

6.11	Covenants with Respect to Reorganizing Fund Investment Team		40

SECTION 7. CONDITIONS PRECEDENT TO CLOSING			40

7.1	Fund Approvals, Creation of Acquired Fund and other Consents; Assets Under Management		40

7.2	No Legal Obstruction		40

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7.3	Satisfaction of Conditions under the Reorganization Agreement		41

7.4	Conditions Precedent to Obligations of Federated		41
	7.4.1	No Breach of Covenants; True and Correct Representations and Warranties
	7.4.2	Delivery of Documents	41
	7.4.3	No Litigation	42
	7.4.4	No Material Adverse Change	42
	7.4.5	Access to and Copies of Books and Records	43
	7.4.6	Hiring of Reorganizing Fund Investment Team	43

7.5	Conditions Precedent to Obligations of the Adviser		43
	7.5.1	No Breach of Covenants; True and Correct Representations and Warranties	43
	7.5.2	Delivery of Documents	43
	7.5.3	No Material Adverse Change	44

SECTION 8. SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS			44

SECTION 9. TERMINATION			45

SECTION 10. INDEMNIFICATION			45

10.1	Indemnification of Federated by Parent and the Adviser		45

10.2	Indemnification of Parent and the Adviser by Federated		46

10.3	Indemnification Procedures		46

10.4	Limitations on Indemnity Payment Obligations		47

10.5	Subrogation.		49

10.6	Remedies Exclusive		49

SECTION 11. NOTICES			49

SECTION 12. ENTIRE AGREEMENT; MODIFICATION			50

SECTION 13. GOVERNING LAW			51

SECTION 14. VENUE			51

SECTION 15. ASSIGNMENT; SUCCESSORS			51

SECTION 16. WAIVER			52

SECTION 17. FURTHER ASSURANCES			52

SECTION 18. COUNTERPARTS			52

SECTION 19. SEVERABILITY			52

SECTION 20. THIRD PARTIES			53

SECTION 21. FIDUCIARY DUTIES			53

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Exhibits:

Exhibit 1	Form of Reorganization Agreement
Exhibit 2	Opinion of Counsel to the Adviser
Exhibit 3	Opinion of Counsel to Federated
Exhibit 4	Illustrative Example of Section 2.3.3 Deferred Payment Calculations

Schedules:

Schedule 2.1	Acquired Assets
Schedule 3.1.1	Subsidiaries and Certain Non-Compete Parties
Schedule 3.1.8	Liabilities
Schedule 3.1.10	Intellectual Property
Schedule 3.2.5	Affiliated Contracts
Schedule 3.2.6	Third Party Contracts
Schedule 3.2.7	Litigation

[The exhibits and schedules listed above will be furnished supplementally to the Securities and Exchange Commission upon request]

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AGREEMENT

This Agreement, dated as of April 20, 2007 (this “Agreement”), is between Federated Investors, Inc. (“Federated”), a corporation organized under the laws of the Commonwealth of Pennsylvania with its principal business office located at Federated Investors Tower, 1001 Liberty Avenue, Pittsburgh, Pennsylvania, and Rochdale Investment Management LLC (the “Adviser”), a Delaware limited liability company organized under the laws of the State of Delaware, with headquarters located at 570 Lexington Avenue, New York, New York, 10022-6837. Parent (as defined below) and the Owners (as defined below) also join as Parties to this Agreement solely for purposes of the portions of this Agreement identified on the signature page hereto.

WITNESSETH:

WHEREAS, the Adviser acts as the investment adviser to the Rochdale Atlas Portfolio (the “Reorganizing Fund”).

WHEREAS, the Adviser is an investment adviser registered under the Investment Advisers Act of 1940, as amended (the “Advisers Act”);

WHEREAS, the Reorganizing Fund is a duly established and designated series of Rochdale Investment Trust, a statutory trust organized under the laws of the State of Delaware;

WHEREAS, Rochdale Investment Trust is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, Federated will create a new shell portfolio (the “Acquiring Fund”) of Federated Equity Funds (the “Federated Trust”), a diversified open-end management investment company duly organized and established under the laws of the Commonwealth of Massachusetts;

WHEREAS, the Adviser wishes to sell to Federated (or its designated Affiliate), and Federated (either directly or through its designated Affiliate) wishes to purchase from the Adviser, certain assets relating to the Adviser’s business of providing investment advisory and investment management services to the Reorganizing Fund (the “Business”), on the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, the Adviser intends to recommend to Rochdale Investment Trust that the Reorganizing Fund be reorganized into the Acquiring Fund upon the terms and conditions set forth in this Agreement and in the Agreement and Plan of Reorganization, in substantially the form attached as Exhibit 1 to this Agreement (the “Reorganization Agreement”);

NOW, THEREFORE, in consideration of the respective representations, warranties and covenants contained in this Agreement, and intending to be legally bound, the Parties agree as follows:

SECTION 1. DEFINITIONS

1.1. Certain Definitions. The following terms have the meanings specified below or are defined in the Sections referred to below.

“1933 Act” means the Securities Act of 1933, as amended.

“1934 Act” means the Securities Exchange Act of 1934, as amended.

“1940 Act” is defined in the recitals to this Agreement.

“3-Year Average Morningstar Rating (Earn-Out Payments)” means, as of the last day of a Relevant Period, the average of the published 3-year Morningstar ratings for the Acquiring Fund (A Shares, Load Waived) as of the 15th Business Day of each calendar month during the Relevant Period. The Parties agree that if Morningstar discontinues publishing ratings on a “A Shares, Load Waived” basis, the Parties will mutually agree upon a comparable successor rating (or composite thereof) published by Morningstar, if available, or if not available, another mutually acceptable rating (or composite thereof) published by Morningstar, if available, or, if not available, another mutually acceptable rating (or composite thereof) published by another nationally recognized mutual fund ratings service, in each case with the intention that such rating produce a performance/economic result as close as possible to that resulting from the “A Shares, Load Waived” rating.

“3-Year Average Morningstar Rating (Deferred Payments)” means, as of the applicable Anniversary Date, the average of the published 3-year Morningstar ratings for the Acquiring Fund (A Shares, Load Waived) as of the 15th Business Day of each full calendar month during the last three (3) full calendar months preceding the Third Anniversary Date or Fifth Anniversary Date, as applicable. The Parties agree that if Morningstar discontinues publishing ratings on a “A Shares, Load Waived” basis, the Parties will mutually agree upon a comparable successor rating (or composite thereof) published by Morningstar, if available, or if not available, another mutually acceptable rating (or composite thereof) published by Morningstar, if available, or, if not available, another mutually acceptable rating (or composite thereof) published by another nationally recognized mutual fund ratings service, in each case with the intention that such rating produce a performance/economic result as close as possible to that resulting from the “A Shares, Load Waived” rating.

“Acquired Assets” is defined in Section 2.1 of this Agreement.

“Acquiring Fund” is defined in the recitals to this Agreement and, from and after the Closing, includes the fund surviving the reorganization of the Reorganizing Fund with and into the Acquiring Fund.

“Adviser” is defined in the preamble to this Agreement.

“Adviser Indemnitees” is defined in Section 10.2 of this Agreement.

“Advisers Act” is defined in the recitals to this Agreement.

“Affiliate” of a Person means a Person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, the first Person, including a subsidiary of the first Person, a Person of which the first Person is a subsidiary, or another subsidiary of a Person of which the first Person is also a subsidiary. For purposes of this definition, “Control” (and “controlled by” and “under common control with”) means (a) owning, directly or indirectly, 25% of the voting securities of a Person or (b) otherwise having the power, directly or indirectly, to exercise a controlling influence over, or to direct or cause the direction of, a Person’s management or policies through owning voting securities, by Contract, as trustee or executor, or otherwise. “Affiliate” of a Person also includes any Affiliated Person of such Person.

“Affiliated Person” shall mean, with respect to any Person, an “affiliated person” of such Person as such term is defined in Section 2(a)(3) of the 1940 Act.

“Aggregate Consideration Indemnification Cap” means an amount equal to the Closing Date Payment plus 100% of any Contingent Payments earned under this Agreement at the time the Loss relating to a claim asserted under Section 10.1 or Section 10.2 of this Agreement (as applicable) is finally determined and incurred/realized by the Federated Indemnitees or the Adviser Indemnitees (as applicable).

“Agreement” means this Agreement, as it may be amended, modified, supplemented or restated from time to time.

“Anniversary Date” means the First Anniversary Date, Second Anniversary Date, Third Anniversary Date, Fourth Anniversary Date or Fifth Anniversary Date, as applicable.

“Applicable Law” means all applicable provisions of all (i) constitutions, treaties, statutes, laws (including, without limitation, the common law), rules, regulations, interpretations, guidelines, ordinances, codes, orders and other authority of any Governmental Authority, (ii) Governmental Approvals and (iii) orders, decisions, injunctions, judgments, writs, awards, and decrees of and agreements with any Governmental Authority, each as interpreted as of the date of this Agreement.

“Authority Representations” is defined in Section 8(a)(i) of this Agreement.

“Base Fund Product Revenue Amount” is defined within the definition of “Net Investment Advisory Revenue” below.

“Base Fund Product Net Asset Amount” is defined within the definition of “Deferred Payment Net Assets” below.

“Board” means the Board of Directors, Trustees or Managers, as applicable, of (i) Adviser, (ii) Rochdale Investment Trust, (iii) the Reorganizing Fund, (iv) Federated, or (v) the Acquiring Fund.

“Business” is defined in the recitals to this Agreement.

“Business Day” means any day other than Saturday, Sunday and any day on which the New York Stock Exchange is closed.

“Closing” is defined in Section 2.4 of this Agreement.

“Closing Assets” means the aggregate net assets under management of the Reorganizing Fund measured as the average daily net assets of the Reorganizing Fund during the ten (10) calendar days ending five (5) calendar days prior to the Closing.

“Closing Date” is defined in Section 2.4 of this Agreement.

“Closing Payment” is defined in Section 2.3.1 of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commission” means the U.S. Securities and Exchange Commission.

“Competing Business” is defined in Section 6.6.1(c).

“Consent” means any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, exemption or order of, registration, certificate, declaration or filing with, or report or notice to, any Person, including any Governmental Authority.

“Contingent Payments” mean the Earn-Out Payments or Deferred Payments, as applicable.

“Contracts” means, in respect of any Person, all agreements, contracts, instruments, obligations, commitments, arrangements and understandings, both written and oral, to which such Person is party or by which such Person or any of its properties or assets are bound, in each case as amended, supplemented, restated, waived or otherwise modified.

“Deferred Payment Net Assets” means the total average net assets for the applicable Relevant Period of the Acquiring Fund raised other than through the Adviser’s or its Affiliates’ distribution efforts. In addition to the foregoing:

(i) if a Merger of a Fund Product with or into the Acquiring Fund occurs, then in any case, for purposes of calculating any Deferred Payments that may be owing under Section 2.3.3, the net assets of the Acquiring Fund during the applicable Relevant Period shall be reduced as follows:

(A) for the first Fiscal Year after the consummation of the Merger, by 100% of the net assets of the Fund Product calculated as of the close of business on the date the Merger of the Fund Product with or into the Acquiring Fund occurs (i.e., immediately prior to the consummation of the Merger) (the “Base Fund Product Net Asset Amount”);

(B) for the second Fiscal Year after the consummation of the Merger, by 85% of the Base Fund Product Net Asset Amount;

(C) for the third Fiscal Year after the consummation of the Merger, by 70% of the Base Fund Product Net Asset Amount;

(D) for the fourth Fiscal Year after the consummation of the Merger, by 55% of the Base Fund Product Net Asset Amount; and

(E) for the fifth Fiscal Year after the consummation of the Merger, by 40% of the Base Fund Product Net Asset Amount.

“Deferred Payments” means the Third Anniversary Date Deferred Payment or Fifth Anniversary Date Deferred Payment, as applicable.

“Deferred Payment Statement” is defined in Section 2.3.4(d) of this Agreement.

“Designated Accounting Firm” is defined in Section 2.3.4(g) of this Agreement.

“Earn-Out Payments” means the First Semi-Anniversary Date Earn-Out Payment, First Anniversary Date Earn-Out Payment, Second Semi-Anniversary Date Earn-Out Payment, Second Anniversary Date Earn-Out Payment, Third Semi-Anniversary Date Earn-Out Payment, Third Anniversary Date Earn-Out Payment, Fourth Semi-Anniversary Date Earn-Out Payment, Fourth Anniversary Date Earn-Out Payment, Fifth Semi-Anniversary Date Earn-Out Payment or Fifth Anniversary Date Earn-Out Payment, as applicable.

“Earn-Out Payment Statement” is defined in Section 2.3.4(c) of this Agreement.

“Earn-Out Percentage” means, with respect to a Relevant Period, a percentage based on the Acquiring Fund’s most recent 3-Year Average Morningstar Rating (Earn-Out Payments) determined according to the following schedule:

3-Year Average Morningstar Rating (Earn-Out Payments)	Earn-Out Percentage
1 Star	10.0%
2 Stars	20.0%
3 Stars	32.5%
4 Stars	42.5%
5 Stars	50.0%

Provided, that the Earn-Out Percentage will increase in a linear fashion if the 3-Year Average Morningstar Rating (Earn-Out Payments) is above a 1 Star, 2 Star, 3 Star or 4 Star rating level, as applicable, and below the next rating level. For example, and for illustration purposes only, if the 3-Year Average Morningstar Rating (Earn-Out Payments) is 1.5 Stars, the Earn-Out Percentage would be 15.0%, and if the 3-Year Average Morningstar Rating (Earn-Out Payments) is 4.5 Stars, the Earn-Out Percentage would be 46.25%.

“Effective Period” is defined in Section 6.6.1(a) of this Agreement.

“Encumbrance” means any lien, mortgage, pledge, encumbrance, charge, Tax lien, assessment or claim, security interest, adverse claim, community property interest, equitable interest, option, warrant, right of first refusal, easement, profit, license, servitude, right of way, covenant, zoning restriction or other restriction, whether existing prior to, at or after the Closing.

“Equity Products” is defined in Section 6.6.1(d).

“Federated” is defined in the preamble to this Agreement.

“Federated Indemnitees” is defined in Section 10.1 of this Agreement.

“Federated Trust” is defined in the recitals to this Agreement.

“Fifth Anniversary Date” means the date that is five (5) Fiscal Years after the Closing Date.

“Fifth Anniversary Date Deferred Payment” is defined in Section 2.3.3(b) of this Agreement.

“Fifth Anniversary Date Earn-Out Payment” is defined in Section 2.3.2(j) of this Agreement.

“Fifth Semi-Anniversary Date” means the date that is 182 days after the Fourth Anniversary Date.

“Fifth Semi-Anniversary Date Earn-Out Payment” is defined in Section 2.3.2(i) of this Agreement.

“First Anniversary Date” means the date that is one (1) Fiscal Year after the Closing Date.

“First Anniversary Date Earn-Out Payment” is defined in Section 2.3.2(b) of this Agreement.

“First Semi-Anniversary Date” means the date that is 182 days after the Closing.

“First Semi-Anniversary Date Earn-Out Payment” is defined in Section 2.3.2(a) of this Agreement.

“Fiscal Year” means a period of 365 days (or, as applicable in the event of a leap year, 366 days).

“Fourth Anniversary Date” means the date that is four (4) Fiscal Years after the Closing Date.

“Fourth Anniversary Date Earn-Out Payment” is defined in Section 2.3.2(h) of this Agreement.

“Fourth Semi-Anniversary Date” means the date that is 182 days after the Third Anniversary Date.

“Fourth Semi-Anniversary Date Earn-Out Payment” is defined in Section 2.3.2(g) of this Agreement.

“Fund Approvals” is defined in Section 3.1.5 of this Agreement.

“Fund Product” means any investment company, mutual fund, partnership, closed-end fund, unit investment trust, offshore fund, collective fund, or other pooled investment vehicle, whether or not registered under the 1940 Act or 1933 Act (or similar foreign laws), and whether or not Federated or an Affiliate serves as investment adviser, distributor or service provider to such product.

“Fund Product Net Investment Advisory Revenue” means the gross investment advisory fee revenue associated with a Fund Product on the net assets of the Fund Product during the Fiscal Year prior to the Fund Product’s Merger into the Acquiring Fund, less (a) advisory fee waivers during such Fiscal Year, and (b) reimbursements of expenses made during such Fiscal Year.

“GAAP” means U.S. generally accepted accounting principles, consistently applied.

“Governing Documents” means (a) with respect to any corporation, its articles or certificate of incorporation, bylaws and other organizational documents, as amended, (b) with respect to any limited liability company, its articles or certificate of formation, limited liability company agreement, operating agreement and other organizational documents, as amended, (c) with respect to any business trust, its declaration of trust, trust agreement and other organizational documents, as amended, and (d) with respect to any other Person, its comparable governing agreements and other organizational documents, as amended.

“Governmental Approval” means any Consent of, with, from or to any Governmental Authority.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof; any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality of the United States, any State of the United States or any political subdivision thereof; any court, tribunal or arbitrator; and any self-regulatory organization (as such term is defined in the 1934 Act).

“Indemnified Party” is defined in Section 10.3 of this Agreement.

“Indemnifying Party” is defined in Section 10.3 of this Agreement.

“Intellectual Property” means all (i) registered and unregistered United States and foreign trademarks, service marks, trade names (including the name of the Reorganizing Fund), trade dress, copyrights, copyrightable works, Internet domain names, web sites, email addresses, telephone numbers (including 800/888 or similar numbers) and similar rights (including registrations and applications to register, or renew the registration of, any of these), and all documentation relating thereto, (ii) United States and foreign letters patent and patent applications, (iii) inventions, processes, designs, specifications, formulae, models, trade secrets, know-how, technical data, specifications, and confidential information, (iv) computer software, data, source code, executable code, databases, and related documentation, (v) other proprietary information or intellectual property rights, (vi) goodwill arising from or relating to any of the foregoing, (vii) rights to sue for and remedies against past, present and future infringements, misappropriations or other violations of any of the above, and rights of priority and protection of interests in any of the above under Applicable Law; (viii) tangible embodiments of any of the above (in any medium including electronic media); and (ix) licenses of rights in any of the above (whether as licensee or licensor).

“Investment Model” is defined in Section 3.1.10(a) of this Agreement.

“Knowledge” means (a) in the case of the Adviser, the actual knowledge of any of (i) the Chairman, Chief Executive Officer, President, Chief Compliance Officer, Chief Financial Officer, General Counsel or Chief Investment Officer of the Adviser, or (ii) the President, the Chief Compliance Officer or Chief Investment Officer of the Reorganizing Fund, or each such individual’s direct reports, and (b) in the case of Federated, the actual knowledge of any of (i) the Chairman, Chief Executive Officer, President, Chief Compliance Officer, Chief Financial Officer, General Counsel, or any Chief Investment Officer of Federated (as applicable) who are involved with, supervise, or are responsible for the Transactions or the operation or management of the Acquiring Fund, or (ii) the President, the Chief Compliance Officer or Chief Investment Officer of the Acquiring Fund, or each such individual’s direct reports.

“Liabilities” mean any claim, debt, cost, expense, duty, charge, commitment, assessment or obligation or other liability of any kind whatsoever, whether or not accrued or fixed, known or unknown, absolute or contingent, or determined or determinable or when due or to become due.

“Litigation” means any action, cause of action, claim, demand, charge, suit, proceeding, audit, citation, summons, subpoena, hearing, inquiry, examination, investigation or other litigation of any nature, civil, criminal, administrative, regulatory or otherwise, in law or in equity, by or before any Governmental Authority, other than, except as specifically referenced in a provision of this Agreement, any routine regulatory audit, inquiry, or examination or any routine regulatory sweep examination.

“Losses” is defined in Section 10.1 of this Agreement.

“Lower Indemnification Cap” means an amount equal to $2.0 million plus 20% of any Contingent Payments earned under this Agreement at the time the Loss relating to a claim asserted under Section 10.1 or Section 10.2 of this Agreement (as applicable) is finally determined and incurred/realized by the Federated Indemnitees or the Adviser Indemnitees (as applicable).

“Material Adverse Change” and “Material Adverse Effect” are defined in Sections 7.4.4 and 7.5.3 of this Agreement.

“Maximum Year 3 Deferred Payment” means an amount determined based on the Acquiring Fund’s most recent 3-Year Average Morningstar Rating (Deferred Payments) determined according to the following schedule:

3-Year Average Morningstar Rating (Deferred Payments)	Maximum Payment
1-2 Stars	$2,500,000
3 Stars	$3,750,000
4-5 Stars	$5,000,000

Provided, that the Maximum Year 3 Deferred Payment will increase in a linear fashion if the 3-Year Average Morningstar Rating (Deferred Payments) is above a 2 Star or 3 Star rating level, as applicable, and below the next rating level. For example, and for illustration purposes only, if the 3-Year Average Morningstar Rating (Deferred Payments) is 2.5 Stars, the Maximum Year 3 Deferred Payment would be $3,125,000, and if the 3-Year Average Morningstar Rating (Deferred Payments) is 3.5 Stars, the Maximum Year 3 Deferred Payment would be $4,375,000.

“Maximum Year 5 Deferred Payment” means an amount determined based on the Acquiring Fund’s most recent 3-Year Average Morningstar Rating (Deferred Payments) determined according to the following schedule:

3-Year Average Morningstar Rating (Deferred Payments)	Maximum Payment
1-2 Stars	$10,000,000
3 Stars	$15,000,000
4-5 Stars	$20,000,000

Provided, that the Maximum Year 5 Deferred Payment will increase in a linear fashion if the 3-Year Average Morningstar Rating (Deferred Payments) is above a 2 Star or 3 Star rating level, as applicable, and below the next rating level. For example, and for illustration purposes only, if the 3-Year Average Morningstar Rating (Deferred Payments) is 2.5 Stars, the Maximum Year 5 Deferred Payment would be $12,500,000, and if the 3-Year Average Morningstar Rating (Deferred Payments) is 3.5 Stars, the Maximum Year 5 Deferred Payment would be $17,500,000.

“Merger” is defined within the definition of “Net Investment Advisory Revenue”.

“NASD” shall mean the National Association of Securities Dealers, Inc. or NASD Regulation, Inc., as applicable.

“Net Investment Advisory Revenue” means the gross investment advisory fee revenue earned by Federated (or its advisory Affiliates) during the applicable Relevant Period on the net assets of the Acquiring Fund raised other than through the distribution efforts of the Adviser or its Affiliates, less (a) advisory fee waivers during such Relevant Period, and (b) reimbursements of expenses made during such Relevant Period, in each case to the extent such waivers or reimbursements were required to maintain the Acquiring Fund’s expense ratio at or below its then current voluntary expense cap. In addition to the foregoing:

(i) if a Fund Product is merged, reorganized or otherwise consolidated (whether by asset sale, stock sale, or otherwise) with or into, or if assets are transferred (whether by redemption and purchase transactions or otherwise, other than ordinary course purchases, redemptions or share exchanges) from a Fund Product with or into, the Acquiring Fund (and whether or not the Acquiring Fund is the surviving fund) (each such event being a “Merger”), then in each case, for purposes of calculating any Earn-Out Payments that may be owing under Section 2.3.2, the Net Investment Advisory Revenue earned during the applicable Relevant Period shall, subject to the last sentence of this definition, be reduced as follows:

(A) for the first Fiscal Year after the consummation of the Merger, by 100% of the Fund Product Net Investment Advisory Revenue calculated as of the close of business on the date the Merger of the Fund Product into the Acquiring Fund occurs (i.e., immediately prior to the consummation of the Merger) (the “Base Fund Product Revenue Amount”);

(B) for the second Fiscal Year after the consummation of the Merger, by 85% of the Base Fund Product Revenue Amount;

(C) for the third Fiscal Year after the consummation of the Merger, by 70% of the Base Fund Product Revenue Amount;

(D) for the fourth Fiscal Year after the consummation of the Merger, by 55% of the Base Fund Product Revenue Amount; and

(E) for the fifth Fiscal Year after the consummation of the Merger, by 40% of the Base Fund Product Revenue Amount.

(ii) Notwithstanding the foregoing, in no event will the amount of any reduction under subpart (i) of this definition with respect to any Fund Product that is Merged with or into the Acquiring Fund exceed the Net Investment Advisory Revenue during the applicable Relevant Period.

“Non-Compete Parties” means (a) the Adviser and (b) (i) Parent and the Owners (individually or together), and (ii) any Person (including subsidiaries and other controlled Affiliates) controlled by Parent or any Owner. For purposes of this definition, “Control” (or “controlled”) means (a) owning, directly or indirectly, a majority of the voting securities of a Person or (b) otherwise having the power, directly or indirectly, to exercise a controlling influence over, or to direct or cause the direction of, a Person’s management or policies through owning voting securities, by Contract or otherwise, unless, in the case of any Owner, such power is the result of being a director or trustee of such Person.

“Owners” means Carl Acebes and Garrett D’Alessandro; and each of them individually is an “Owner”.

“Parent” means Acebes, D’Alessandro and Associates LLC.

“Parties” means Adviser and Federated and, with respect to those provisions applicable to Parent, the Owners or the other Non-Compete Parties, Parent, the Owners or the other Non-Compete Parties, as applicable.

“Permitted Encumbrance” means (i) liens for Taxes not yet due or other statutory liens relating to governmental obligations which are not yet due, (ii) statutory liens arising in the ordinary course of business, which do not interfere with the use of the assets to which they relate for the purposes for which those assets were acquired, (iii) the ownership interests of the licensor of any licensed

Intellectual Property, the terms of the license as of the date hereof (or of any ordinary course renewal of such license on substantially similar terms entered into prior to the Closing after notice to Federated) and any Encumbrance on the ownership interests of any licensor in such licensed Intellectual Property (but excluding any requirement to obtain the Consent of the licensor at or prior to Closing as a result of the Transactions, which Consent shall be obtained by Adviser at Adviser’s sole cost and expense), and (iv) mechanics’, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the ordinary course of business for amounts which are not delinquent as of the Closing Date and which are not, individually or in the aggregate, significant.

“Person” means any individual, corporation, partnership, joint venture, association, joint stock company, limited liability company, trust, unincorporated organization or any other entity, whether acting in an individual, fiduciary or other capacity.

“Pre-Closing Fund Liabilities” means all Liabilities of the Reorganizing Fund or its service providers existing on or prior to the Closing, or arising from or relating to, actions, omissions, events or periods of time occurring, or the operation of the Reorganizing Fund, on or prior to, the Closing, other than the Stated Liabilities. For the avoidance of doubt, “Pre-Closing Fund Liabilities” include (a) any payments or other Liabilities (including all conversion fees, expenses and costs) ultimately due to the Reorganizing Fund’s service providers, other than those Liabilities included in the Stated Liabilities, and (b) any Liabilities arising from or relating to the Reorganizing Fund’s name or the use of that name in connection with the Reorganizing Fund on or prior to the Closing Date (provided, that, if the Acquiring Fund’s name includes the word “Atlas”, or if Federated publicly promotes on or after the date of this Agreement that the Acquiring Fund’s name will include the word “Atlas”, then the Liabilities described in clause (b) would not be considered “Pre-Closing Fund Liabilities” for purposes of Section 10.1(c) and would not otherwise be subject to indemnification under Section 10.1 (except to the extent arising out of or resulting from a breach of the representations and warranties regarding the Reorganizing Fund’s name in Sections 3.1.10(e)).

“Regulated Investment Company” is defined under Subchapter M of the Code.

“Relevant Period” means:

(i) when calculating Net Investment Advisory Revenue for purposes of Earn-Out Payments to be made after a Semi-Anniversary Date, the period of time beginning on, in the case of the First Semi-Anniversary Date Earn-Out Payment, the day after the Closing, and, in the case of any other such Earn-Out Payments, the day after the last Anniversary Date, and ending on the applicable Semi-Anniversary Date;

(ii) when calculating Net Investment Advisory Revenue for purposes of Earn-Out Payments to be made after an Anniversary Date, the period of time beginning on, in the case of the First Anniversary Date Earn-Out Payment, the day after the Closing, and, in the case of any other such Earn-Out Payments, the day after the last Anniversary Date, and ending on the next Anniversary Date; and

(iii) when calculating Deferred Payment Net Assets, the period beginning on the 30th day before and ending on the 30th day after the Third Anniversary Date or the Fifth Anniversary Date, as applicable.

“Reorganization Agreement” is defined in the recitals to this Agreement.

“Reorganizing Fund” is defined in the recitals to this Agreement.

“Reorganizing Fund Investment Team” is defined in Section 7.4.6 of this Agreement.

“Retained Liabilities” means all Liabilities of the Adviser, whether existing prior to, at or after the Closing, that arise from or relate to, actions, omissions, events or periods of time occurring, or the operation of the Adviser, at or prior to the Closing. Without limiting the foregoing, “Retained Liabilities” shall include any Liabilities arising from or relating to (i) the Adviser’s management of the Reorganizing Fund’s portfolio, (ii) provision by the Adviser of any other services to the Reorganizing Fund, (iii) any Litigation (including any routine regulatory audit, inquiry or examination or routine regulatory sweep examination) against the Adviser or any Affiliate of the Adviser, (iv) Taxes of the Adviser, (v) any salary obligations, severance payments or other Liabilities of the Adviser owing to any employee of the Adviser that becomes an employee of Federated (or a designated Affiliate of Federated) upon the Closing relating to such employee’s employment with, or severance from, the Adviser, and (vi) any Liabilities arising from or relating to the Reorganizing Fund’s name or the use of that name in connection with the Reorganizing Fund on or prior to the Closing Date (provided, that, if the Acquiring Fund’s name includes the word “Atlas”, or if Federated publicly promotes on or after the date of this Agreement that the Acquiring Fund’s name will include the word “Atlas”, then the Liabilities described in clause (vi) would not be considered “Retained Liabilities” for purposes of Section 10.1(c) and would not otherwise be subject to indemnification under Section 10.1 (except to the extent arising out of or resulting from a breach of the representations and warranties regarding the Reorganizing Fund’s name in Sections 3.1.10(e)).

“Rochdale Assets” means any assets of the Reorganizing Fund as of the date of this Agreement or the Closing Date beneficially owned by accounts for which the Adviser or one of its Affiliates, directly or indirectly, exercises investment discretion or provides continuous investment advice.

“SAI” means the statement of additional information of the Reorganizing Fund or Acquiring Fund, as the case may be.

“Second Anniversary Date” means the date that is two (2) Fiscal Years after the Closing Date.

“Second Anniversary Date Earn-Out Payment” is defined in Section 2.3.2(d) of this Agreement.

“Second Semi-Anniversary Date” means the date that is 182 days after the First Anniversary Date.

“Second Semi-Anniversary Date Earn-Out Payment” is defined in Section 2.3.2(c) of this Agreement.

“Semi-Anniversary Date” means the First Semi-Anniversary Date, Second Semi-Anniversary Date, Third Semi-Anniversary Date, Fourth Semi-Anniversary Date or Fifth Semi-Anniversary Date, as applicable.

“Seventh Anniversary Date” means the date that is seven (7) Fiscal Years after the Closing Date.

“Stated Liabilities” means those accrued Liabilities reflected in the books and records and net asset value of the Reorganizing Fund at Closing. For the avoidance of doubt, “Stated Liabilities” shall not include any Liability arising from or related to the Reorganizing Fund’s name or the use of that name in connection with the Reorganizing Fund on or prior to the Closing Date.

“Taxes” means all taxes of any kind, including any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, custom, duty, stamp, occupation, premium, profits, windfall profits, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, ad valorem, transfer, registration, value added, general service, alternative or add-on minimum, estimated or other tax, or similar fees, assessments or charges of any kind whatsoever, together with any interest and penalties, additions to tax or additional amounts imposed by any Governmental Authority, domestic or foreign.

“Tax Representations” is defined in Section 8(a)(iii) of this Agreement.

“Tax Returns” means any return, declaration, report, claim for refund, or information return or statement filed or to be filed with any Governmental Authority, domestic or foreign, relating to Taxes, including any form, schedule or attachment thereto and any amendment or supplement thereof.

“Third Anniversary Date” means the date that is three (3) Fiscal Years after the Closing Date.

“Third Anniversary Date Deferred Payment” is defined in Section 2.3.3(a) of this Agreement.

“Third Anniversary Date Earn-Out Payment” is defined in Section 2.3.2(f) of this Agreement.

“Third-Semi-Anniversary Date” means the date that is 182 days after the Second Anniversary Date.

“Third Semi-Anniversary Date Earn-Out Payment” is defined in Section 2.3.2(e) of this Agreement.

“Title Representation” is defined in Section 8(a)(ii) of this Agreement.

“Transactions” means the transactions contemplated by this Agreement and the Reorganization Agreement.

“Transaction Costs” is defined in Section 6.3(a) of this Agreement.

1.2 Construction. The section headings in this Agreement are inserted for convenience only and are not intended to affect the interpretation of this Agreement. Any reference in this Agreement to any Section refers to the corresponding Section of this Agreement. Any reference in this Agreement to any Schedule or Exhibit refers to the corresponding Schedule or Exhibit attached to this Agreement and all such Schedules and Exhibits are incorporated herein by reference. The words “include” and “including” in this Agreement are to be construed as being followed by “without limitation.” This Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any provision in this Agreement. Unless the context requires otherwise, any reference to any Applicable Law will be deemed also to refer to all amendments thereto, in each case as in effect as of the date hereof. All accounting terms not specifically defined in this Agreement will be construed in accordance with GAAP. All words in this Agreement will be construed to be of such gender or number as the circumstances require. Unless specifically provided otherwise in this Agreement, any reference to “days” shall mean calendar days.

SECTION 2. PURCHASE AND SALE OF ASSETS; THE REORGANIZATION

Subject only to satisfying the conditions set forth in Section 7 of this Agreement:

2.1 Sale and Purchase of the Acquired Assets. At Closing, the Adviser shall sell, transfer, convey, assign and deliver to Federated (or to an Affiliate of Federated designated by Federated), and Federated (or its designated Affiliate) shall purchase or acquire from the Adviser, all right, title and interest of the Adviser in and to (a) all goodwill of the Adviser related to the Business, and (b) the assets specified on Schedule 2.1 to this Agreement (the assets described in the preceding clauses (a) and (b) are referred to collectively as the “Acquired Assets”), in each case free and clear of all Encumbrances.

2.2 The Reorganization. Without limitation of the other covenants of the Adviser and Federated herein, from the execution of this Agreement through the earlier of the Closing or any termination of this Agreement pursuant to Section 9 hereof, the Adviser and Federated shall use commercially reasonable efforts to cause the Reorganizing Fund to be reorganized into the Acquiring Fund pursuant to the Reorganization Agreement.

2.3 Consideration. In consideration of the sale and transfer of the Acquired Assets to Federated (or its designed Affiliate) in accordance with this Agreement, and subject to the terms and conditions in this Agreement, Federated shall bear its portion of the Transaction Costs and:

2.3.1 Closing Payment. Federated shall pay to the Adviser, upon the confirmation of the Closing as provided in Section 2.4, an amount equal to $5.75 million (the “Closing Payment”).

2.3.2 Earn-Out Payments.

(a) On or before the 60th day after the First Semi-Anniversary Date, Federated shall pay the Adviser an amount equal to the product of (i) Net Investment Advisory Revenue for the Relevant Period, multiplied by (ii) the applicable Earn-Out Percentage (the “First Semi-Anniversary Date Earn-Out Payment”).

(b) On or before the 60th day after the First Anniversary Date, Federated shall pay the Adviser an amount equal to (i) the product of (A) the Net Investment Advisory Revenue for the Relevant Period, multiplied by (B) the applicable Earn-Out Percentage, minus (ii) the First Semi-Anniversary Date Payment (the “First Anniversary Date Earn-Out Payment”).

(c) On or before the 60th day after the Second Semi-Anniversary Date, Federated shall pay the Adviser an amount equal to the product of (i) the Net Investment Advisory Revenue for the Relevant Period, multiplied by (ii) the applicable Earn-Out Percentage (the “Second Semi-Anniversary Date Earn-Out Payment”).

(d) On or before the 60th day after the Second Anniversary Date, Federated shall pay the Adviser an amount equal to (i) the product of (A) the Net Investment Advisory Revenue for the Relevant Period, multiplied by (B) the applicable Earn-Out Percentage, minus (ii) the Second Semi-Anniversary Date Earn-Out Payment (the “Second Anniversary Date Earn-Out Payment”).

(e) On or before the 60th day after the Third Semi-Anniversary Date, Federated shall pay the Adviser an amount equal to the product of (i) the Net Investment Advisory Revenue for the Relevant Period, multiplied by (ii) the applicable Earn-Out Percentage (the “Third Semi-Anniversary Date Earn-Out Payment”).

(f) On or before the 60th day after the Third Anniversary Date, Federated shall pay the Adviser an amount equal to (i) the product of (A) the Net Investment Advisory Revenue for the Relevant Period, multiplied by (B) the applicable Earn-Out Percentage, minus (ii) the Third Semi-Anniversary Date Earn-Out Payment (the “Third Anniversary Date Earn-Out Payment”).

(g) On or before the 60th day after the Fourth Semi-Anniversary Date, Federated shall pay the Adviser an amount equal to the product of (i) the Net Investment Advisory Revenue for the Relevant Period, multiplied by (ii) the applicable Earn-Out Percentage (the “Fourth Semi-Anniversary Date Earn-Out Payment”).

(h) On or before the 60th day after the Fourth Anniversary Date, Federated shall pay the Adviser an amount equal to (i) the product of (A) the Net Investment Advisory Revenue for the Relevant Period, multiplied by (B) the applicable Earn-Out Percentage, minus (ii) the Fourth Semi-Anniversary Date Earn-Out Payment (the “Fourth Anniversary Date Earn-Out Payment”).

(i) On or before the 60th day after the Fifth Semi-Anniversary Date, Federated shall pay the Adviser an amount equal to the product of (i) the Net Investment Advisory Revenue for the Relevant Period, multiplied by (ii) the applicable Earn-Out Percentage (the “Fifth Semi-Anniversary Date Earn-Out Payment”).

(j) On or before the 60th day after the Fifth Anniversary Date, Federated shall pay the Adviser an amount equal to (i) the product of (A) the Net Investment Advisory Revenue for the Relevant Period, multiplied by (B) the applicable Earn-Out Percentage, minus (ii) the Fifth Semi-Anniversary Date Earn-Out Payment (the “Fifth Anniversary Date Earn-Out Payment”).

2.3.3 Deferred Payments

(a) If, for the Relevant Period surrounding the Third Anniversary Date, the Deferred Payment Net Assets of the Acquiring Fund exceed $200 million, then, on or before the 90th day after the Third Anniversary Date, Federated shall pay the Adviser an amount equal to the product of (i) the Maximum Year 3 Deferred Payment, multiplied by (ii) (A) an amount equal to (1) the Deferred Payment Net Assets of the Acquiring Fund minus (2) $200 million, divided by (B) an amount equal to (1) $850 million minus (2) $200 million; provided, that any such amount payable by Federated shall not be less than zero nor more than the Maximum Year 3 Deferred Payment (such amount being the “Third Anniversary Date Deferred Payment”).

(b) If, for the Relevant Period surrounding the Fifth Anniversary Date, the Deferred Payment Net Assets of the Acquiring Fund exceed $200 million, then, on or before the 90th day after the Fifth Anniversary Date, Federated shall pay the Adviser an amount equal to (i) the product of (A) the Maximum Year 5 Deferred Payment, multiplied by (B) (1) an amount equal to (x) the Deferred Payment Net Assets of the Acquiring Fund minus (y) $200 million, divided by (2) an amount equal to (x) $1.75 billion minus (2) $200 million, minus (ii) the Third Anniversary Date Deferred Payment; provided, that any such amount payable by Federated shall not be less than zero nor more than an amount equal to the Maximum Year 5 Deferred Payment minus the Third Anniversary Date Deferred Payment (such amount being the “Fifth Anniversary Date Deferred Payment”).

(c) An illustrative example of the Deferred Payment calculations contemplated in this Section 2.3.3 is set forth in Exhibit 4 to this Agreement.

2.3.4 Payment Mechanics.

(a) All payments required to be made under this Section 2.3 shall be made by wire transfer of immediately available funds to an account specified in writing by the Adviser to Federated not less than three (3) Business Days prior to the date on which such payment is due.

(b) If any payment required to be made under this Section 2.3 is due to be paid on a date that is not a Business Day, then such payment shall be made on the next Business Day following such date.

(c) Federated shall prepare in good faith and deliver to the Adviser within 30 days after each Semi-Anniversary Date and Anniversary Date a statement, together with reasonable supporting documentation, setting forth Federated’s calculation of the Earn-Out Payment applicable to such Semi-Anniversary Date and Anniversary Date or, if no such payment is due, the calculation supporting the absence of such a payment (each an “Earn-Out Payment Statement”).

(d) Federated shall prepare in good faith and deliver to the Adviser within 60 days after the Third Anniversary Date or Fifth Anniversary Date, as applicable, a statement, together with reasonable supporting documentation, setting forth Federated’s calculation of the Deferred Payment applicable to such Anniversary Date or, if no such payment is due, the calculation supporting the absence of such a payment (each a “Deferred Payment Statement”).

(e) Federated shall cause Federated’s and the Acquiring Fund’s investment adviser, counsel and accountants, to give the Adviser and its representatives, counsel and accountants, reasonable access to Federated’s and the Acquiring Fund’s books, records and personnel needed to enable the Adviser to review on a fully-informed basis each Earn-Out Payment Statement and Deferred Payment Statement.

(f) As soon as practicable, but not later than 15 days after receiving an Earn-Out Payment Statement or a Deferred Payment Statement from Federated, and any supporting information reasonably requested, the Adviser shall notify Federated of any dispute with respect to the calculation of any Earn-Out Payment or Deferred Payment, as applicable, specifying the dispute in reasonable detail. If Adviser does not notify Federated of a dispute within this 15-day period, or if the Adviser notifies Federated that the Adviser agrees with Federated’s calculations, then Federated’s calculations as delivered to the Adviser shall be final and binding.

(g) If the Adviser timely notifies Federated of a dispute pursuant to Section 2.3.4(f), and the dispute is not resolved within seven (7) days after the date of such notice:

(i) Federated shall make the undisputed portion of the Contingent Payment no later than the later of (A) the date on which the Contingent Payment is due, or (B) the date which is eight (8) days after the date on which Adviser timely notifies Federated of a dispute pursuant to Section 2.3.4(f) (or such later date mutually agreed upon by Federated and the Adviser);

(ii) The Adviser or Federated, upon notice to the other, may require that the dispute shall be referred for resolution to an accounting firm agreed upon at the time by the Adviser and Federated, provided that if the Adviser and Federated cannot so agree each of them shall select an accounting firm, and those firms shall designate a third firm to resolve the dispute (the firm so designated, “Designated Accounting Firm”);

(iii) If the Adviser or Federated requires the dispute to be referred to the Designated Accounting Firm, the Adviser and Federated shall use their commercially reasonable efforts to cause the Designated Accounting Firm to issue within 30 days after its selection a written report stating its resolution of the dispute selecting either Federated’s determination of the applicable Contingent Payment (or disputed portion thereof), the Adviser’s determination of the applicable Contingent Payment (or disputed portion thereof) or an amount in between the two;

(iv) If the Adviser or Federated requires the dispute to be referred to the Designated Accounting Firm, upon the Designated Accounting Firm issuing its written report, the amount of applicable Contingent Payment (or disputed portion thereof) determined by the Designated Accounting Firm shall be final and binding;

(v) Upon the disputed portion of any applicable Contingent Payment being determined in accordance with this Section 2.3(g), Federated shall pay any additional amount owing to the Adviser within five (5) Business Days after the Designated Accounting Firm issues its final and binding written report; and

(vi) If the Adviser or Federated requires the dispute to be referred to the Designated Accounting Firm: (A) the Adviser shall pay the Designated Accounting Firm’s fees and expenses if the Designated Accounting Firm agrees with Federated’s determination of the applicable Contingent Payment (or disputed portion thereof); (B) Federated shall pay the Designated Accounting Firm’s fees and expenses if the Designated Accounting Firm agrees with the Adviser’s determination of the applicable Contingent Payment (or disputed portion thereof); and (C) the Adviser and Federated shall each pay one-half of the Designated Accounting Firm’s fees and expenses if the Designated Accounting Firm fails to agree with either the Adviser’s or Federated’s determination of the applicable Contingent Payment (or disputed portion thereof).

2.4 Closing Date. The closing of the Transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Federated, Federated Investors Tower, 1001 Liberty Avenue, Pittsburgh, PA 15222-3779, at 4:00 p.m., Eastern time, on the first Friday following the satisfaction or waiver of all conditions to the consummation of the Transactions contemplated by this Agreement and the Reorganization Agreement (other than those conditions which can only be fulfilled at the Closing), unless such Friday is the last Friday of a month or not a Business Day, in which case the Closing shall occur on the next Friday that is a Business Day; provided, however, that the Closing may occur at such other time, date and place as Federated and the Adviser may agree (the “Closing Date”). Subject to the provisions of Section 9 below, failure to consummate the purchase and sale provided for in this Agreement on the date, time and place determined pursuant to the foregoing provisions of this Section 2.4 shall not result in the termination of this Agreement and shall not relieve any Party of any obligation under this Agreement; provided, however, that (i) such failure occurred despite good faith efforts of the Parties to this Agreement, and (ii) the Closing occurs on the next Friday (which is a Business Day and which is not the last Friday of the month) after the date of such failure to close. The effective time of the closing of the Transactions contemplated by the Reorganization Agreement shall be as set forth in the Reorganization Agreement.

All documents required by the Parties to be delivered at Closing shall be dated the Closing Date and delivered in escrow on the Closing Date. The Closing shall be deemed to commence at 4:00 p.m. Eastern Time on the Closing Date. The Closing shall be considered escrowed from and after such time on the Closing Date until the successful completion of the operational conversion and transfer of the Reorganizing Fund’s assets and Stated Liabilities, and issuance of the Acquiring Fund’s shares, contemplated by the Reorganization Agreement have been confirmed following the Closing Date. Upon Federated and the Adviser confirming the successful completion of such actions, the Closing shall be automatically released from escrow, and the Closing shall be deemed to have been consummated at 4:00 p.m. Eastern Time on the Closing Date. If the Closing is not released from escrow as contemplated above on the next Business Day after the Closing Date, the Closing shall be deemed not to have been consummated and Federated and the Adviser shall use reasonable efforts to consummate the Closing as promptly as practicable.

2.5 Liabilities. The Adviser shall retain at Closing all Retained Liabilities. Neither Federated nor any of its Affiliated Persons, including the Acquiring Fund, nor any director, trustee, officer, employee, agent or other representative of any of them, shall hereby assume, or otherwise hereby become liable for, any Liabilities of the Adviser, the Reorganizing Fund (other than, in the case of the Acquiring Fund, the Stated Liabilities), or of any Affiliate of the Adviser or the Reorganizing Fund, or any director, trustee, officer, employee, agent or other representative of any of them, including the Retained Liabilities and the Pre-Closing Fund Liabilities (it being agreed that Pre-Closing Fund Liabilities do not include the Stated Liabilities).

SECTION  3. REPRESENTATIONS AND WARRANTIES OF THE ADVISER

3.1 Representations and Warranties of the Adviser.

The Adviser represents and warrants to Federated as follows:

3.1.1 Incorporation and Qualification.

(a) Each of the Adviser and Parent is duly organized and presently existing under the laws of the jurisdiction in which it is organized. Each of the Adviser and Parent has the requisite power and authority to conduct its business as currently conducted and to own, lease and operate the properties and assets used in connection therewith. Each of the Adviser and Parent is duly qualified or licensed to do business and is in good standing in every jurisdiction where its business so requires, except for such failures to be so qualified or licensed as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on the Business.

(b) Except as set forth on Schedule 3.1.1, the Adviser does not own or control, directly or indirectly, capital stock or other equity interests representing more than fifty percent (50%) of the outstanding voting stock or other equity interests of any Person engaged in the business of providing investment advisory or investment management services to registered investment companies. Any Persons constituting, as of the date of this Agreement, Non-Compete Parties under clause (b)(ii) of the definition of “Non-Compete Parties” in Section 1.1 of this Agreement are set forth on Schedule 3.1.1 to this Agreement.

3.1.2 Authority.

(a) The Adviser has full limited liability company power and authority to enter into this Agreement, to perform its obligations hereunder, and to carry out the Transactions contemplated hereby. The Adviser has taken all limited liability company action necessary to be taken by it to authorize the execution, delivery, and performance of this Agreement, and no further limited liability company, member, manager, or other action or proceeding on the part of the Adviser is necessary to authorize this Agreement and the consummation of the Transactions. This Agreement has been duly executed and delivered by the Adviser, and is a valid and legally binding agreement and obligation of the Adviser, enforceable against it in accordance with its terms, except as may be limited by or subject to any bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity.

(b) Each Owner has the capacity to execute, deliver and enter into this Agreement, and to perform the obligations under this Agreement applicable to the Owner. Parent has full limited liability company power and authority to execute, deliver and enter into this Agreement and to perform the obligations under this Agreement applicable to Parent. Parent has taken all corporate and other action necessary to be taken by it to authorize the execution and delivery of this Agreement, and its performance of the obligations under this Agreement applicable to Parent, and no further limited liability company, member, manager, or other action or proceeding on the part of Parent is necessary to authorize this Agreement. This Agreement has been duly executed and delivered by each Owner and Parent. In addition to the above representations and warranties, each Owner and Parent specifically represent and warrant that as owners of the Adviser they will benefit and receive value from the Transactions contemplated in this Agreement through the Adviser and that, upon the Closing occurring, each Owner and Parent shall have received good and valuable consideration sufficient to make the provisions of this Agreement applicable to them legally binding on them. Without limiting the foregoing, this Agreement is a valid and legally binding agreement and obligation of each Owner and Parent, and the obligations under this Agreement applicable to an Owner or Parent (as applicable) are enforceable against each Owner or Parent (as applicable) in accordance with the terms of such obligation, except as may be limited by or subject to any bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity.

3.1.3 No Violations. The execution, delivery and performance of this Agreement will not breach or violate any provision of any Governing Document of the Adviser, nor the terms of any material Contract or Applicable Law to which the Adviser is subject or by which Adviser is obligated or its properties or assets bound, other than breaches and violations that would not, individually or in the aggregate, materially adversely affect (a) the validity or enforceability of this Agreement or (b) the Business.

3.1.4 No Convictions, Sanctions or Other Violations. Neither the Adviser nor any Affiliated Person of the Adviser has been convicted of any felony or misdemeanor described in Section 9(a)(1) of the 1940 Act, nor has any Affiliated Person of the Adviser been subject, or is presently subject, to any injunction or Commission order that would prevent such Person from acting or serving as an investment adviser, underwriter, broker-dealer, employee, officer, trustee or director of an investment company under Sections 9(a)(2) or 9(b) of the 1940 Act, and there is no proceeding or investigation pending or, to Adviser’s Knowledge, threatened, that is reasonably likely to become the basis for any such injunction or Commission order.

3.1.5 Governmental/Regulatory Approvals; Stockholder and Other Consents. Except for the approval of the Transactions by Rochdale Investment Trust’s Board and by the holders of a majority of the outstanding shares of the Reorganizing Fund (the “Fund Approvals”), none of the Adviser, Rochdale Investment Trust, or the Reorganizing Fund, or any Affiliate of any of them, are required to submit, give or obtain any Consent to or from any Governmental Authority, the shareholders or trustees of the Reorganizing Fund or any other Person in connection with the execution, delivery and performance by any of them of this Agreement or the consummation of the Transactions.

3.1.6 Litigation. No Litigation is pending or, to Adviser’s Knowledge, threatened (a) against the Adviser in connection with the Acquired Assets or the Business (including, except for purposes of determining whether the condition to Closing in Section 7.4.1 has been satisfied, any routine regulatory audit, inquiry, or examination or any routine regulatory sweep examination), or (b) against or relating to this Agreement or the Transactions, including any Litigation that seeks to delay, hinder, or prohibit execution of this Agreement or the consummation of the Transactions.

3.1.7 Compliance. The Adviser, and its Affiliates, have complied and are in compliance in all material respects with all Applicable Law (including those Applicable Laws (such as, for example and without limitation, Section 206 of the Advisers Act, Section 36 of the 1940 Act, and the regulations promulgated thereunder) governing or imposing fiduciary duties) relating to the Business and the Reorganizing Fund (including the Rochdale Assets invested in the Reorganizing Fund), and with the provisions of all applicable Contracts, investment policies and restrictions relating to the Business or to which Rochdale Investment Trust or the Reorganizing Fund are designated a party; and the Adviser possesses all Consents required under any Applicable Law to conduct the Business as previously and currently conducted, and is in material compliance with all such Consents. The Adviser does not have Knowledge of any facts or information that, with or without the passage of time, is likely to result in any material non-compliance by the Adviser, Rochdale Investment Trust or the Reorganizing Fund with any of the foregoing.

3.1.8 No Undisclosed Liabilities. Except as disclosed on Schedule 3.1.8, the Adviser has no Liabilities of any nature arising out of or relating to the Business or any Acquired Asset, other than Liabilities that (i) were incurred in the ordinary course of business consistent with past practice, (ii) individually and in the aggregate are not material to the Business and have not had or resulted in, and will not have or result in, a Material Adverse Effect on the Business, and (iii) do not and will not materially impair the ability of the Adviser or the Reorganizing Fund to perform its respective obligations hereunder or under the Reorganization Agreement.

3.1.9 Title to Acquired Assets. Adviser has good and marketable title to each of the Acquired Assets free and clear of any material Encumbrances (other than any Permitted Encumbrances) and, after the Closing, Federated (or its designated Affiliate) will have good and marketable title to each of the Acquired Assets free and clear of any material Encumbrances (other than Encumbrances created as a result of an action or omission of Federated (or its designated Affiliate) and other than any Permitted Encumbrances). In addition to other Acquired Assets listed on Schedule 2.1, the Acquired Assets include (i) the Investment Model and all Intellectual Property comprising the Investment Model, and all Contracts relating to such Investment Model or Intellectual Property as indicated

as included in the Acquired Assets on Schedule 3.1.10, and (ii) any other Intellectual Property disclosed or required to be disclosed on Schedule 3.1.10 that is owned by Adviser and all Contracts relating to such Intellectual Property. Parent and the Owners have no right, title or interest in, to or under the Acquired Assets.

3.1.10 Intellectual Property.

(a) Schedule 3.1.10 hereto sets forth a true, accurate and complete list of all Intellectual Property required to be owned, licensed or used in connection with the management of the Reorganizing Fund (including the name of the Reorganizing Fund) or the operation of the Business, including any investment model, strategy or process utilized to manage the Reorganizing Fund (the “Investment Model”), and all written Contracts (and a description of any oral Contracts) relating to Intellectual Property which the Adviser owns, uses or licenses in connection with the management of the Reorganizing Fund. Adviser has taken all necessary action to maintain and protect the Investment Model, all Intellectual Property comprising the Investment Model, and each item of Intellectual Property that it owns or uses in the operation of the Business and that is included in the Acquired Assets.

(b) Except as disclosed on Schedule 3.1.10, Adviser owns all of the Intellectual Property disclosed or required to be disclosed on Schedule 3.1.10, and Adviser’s ownership is free and clear of all Encumbrances (other than Permitted Encumbrances). If any Intellectual Property disclosed or required to be disclosed on Schedule 3.1.10 is (i) included in the Acquired Assets, but not owned by Adviser, Adviser shall obtain a license or other right for Federated to utilize such Intellectual Property (on terms reasonably satisfactory to Federated) prior to the Closing (unless such Intellectual Property constitutes “off the shelf” software that is commercially available), or (ii) owned by Adviser and included in the Acquired Assets, but is subject to an Encumbrance, Adviser shall remove such Encumbrance prior to the Closing.

(c) Adviser owns and possesses all right, title and interest in the Investment Model, and all Intellectual Property comprising the Investment Model, and all Contracts relating to such Investment Model or Intellectual Property, free and clear of all Encumbrances.

(d) Adviser has not licensed to any other Person, or authorized any other Person to use, (i) the Investment Model or any Intellectual Property comprising the Investment Model, or (ii) any other Intellectual Property disclosed or required to be disclosed on Schedule 3.1.10 that is owned by Adviser and included in the Acquired Assets.

(e) Except as set forth on Schedule 3.1.10 hereto:

(i) To the Adviser’s Knowledge, (A) neither the Adviser’s ownership or use of the Investment Model and any Intellectual Property comprising the Investment Model, nor the Adviser’s ownership or use of any other Intellectual Property disclosed or required to be disclosed on Schedule 3.1.10, in each case excluding the name of the Reorganizing Fund (as to which no representations or warranties are made), misappropriates, violates or infringes any intellectual property rights of any Person or violates Applicable Law, and the Adviser has not received any written, or oral, charge, complaint, claim, demand or notice alleging any such misappropriation, violation, interference, infringement or conflict (including any of the foregoing alleging that the Adviser must license or refrain from using any intellectual property rights of any Person), (B) Adviser has not received any written complaint, claim, demand or notice alleging, or specific oral communication from a Person (or a representative of such Person) asserting or purporting to assert such Person’s intellectual property rights in which it was alleged, that the name of the Reorganizing Fund misappropriates, violates, interferes with or infringes the intellectual property rights of any Person (including any of the foregoing alleging that the Adviser must license or refrain from using any intellectual property rights of any Person), and (C) there is no actual or alleged or occurring infringement, misappropriation or unlawful or unauthorized use by any third party of the Investment Model, any Intellectual Property comprising the Investment Model, or any other Intellectual Property included in the Acquired Assets, in each case excluding the name of the Reorganizing Fund (as to which no representations or warranties are made);

(ii) no Litigation is pending, or, to the Adviser’s Knowledge, threatened (which, in the case of the name of the Reorganizing Fund means a specific oral or written threat from a Person (or a representative of such Person) asserting or purporting to assert such Person’s intellectual property rights), against the Adviser by any Person (A) regarding Adviser’s ownership of the Investment Model or any Intellectual Property comprising the Investment Model, or Adviser’s ownership, licensing or use of any other Intellectual Property owned or used by the Adviser and disclosed or required to be disclosed on Schedule 3.1.10, or (B) challenging or questioning the validity, use, enforceability, or effectiveness (as applicable) of (or alleging infringement, misappropriation or other violation of intellectual property rights relating to) the Investment Model or any Intellectual Property comprising the Investment Model, or any other Intellectual Property owned, licensed or used by the Adviser and disclosed or required to be disclosed on Schedule 3.1.10, or any Contract relating to the Investment Model, any Intellectual Property comprising the Investment Model, or such other Intellectual Property.

(iii) the Adviser is not subject to any outstanding decree, order, judgment, or stipulation restricting in any manner the ownership, use or transfer of the Investment Model, any Intellectual Property comprising the Investment Model, or any other Intellectual Property included in the Acquired Assets, including the name of the Reorganizing Fund, or any Contracts relating to such Investment Model or Intellectual Property, or which would reasonably be expected to adversely affect the validity, use, enforceability or effectiveness of the Investment Model, any Intellectual Property comprising the Investment Model, or any other Intellectual Property included in the Acquired Assets, including the name of the Reorganizing Fund, or any Contracts relating to such Investment Model or Intellectual Property.

(iv) the Adviser has never agreed to indemnify any Person for or against any interference, infringement, misappropriation or other conflict with the Investment Model, the Intellectual Property comprising the Investment Model, or any other Intellectual Property disclosed or required to be disclosed on Schedule 3.1.10 and included in the Acquired Assets, including the name of the Reorganizing Fund.

3.2 Representations and Warranties Regarding the Reorganizing Fund.

The Adviser, on behalf of the Reorganizing Fund, represents and warrants to Federated as follows:

3.2.1 Authority and Regulation of the Reorganizing Fund.

(a) The Reorganizing Fund is a legally designated, separate series of Rochdale Investment Trust, a Delaware statutory trust, duly organized, validly existing and in good standing under the laws of the State of Delaware. Rochdale Investment Trust is registered as an open-end management investment company under the 1940 Act, and its registration with the Commission as an investment company is in full force and effect as of the date of this Agreement and the Closing. Rochdale Investment Trust, and the Reorganizing Fund, have (or will have, subject to Consents to be obtained prior to the Closing) the requisite power and authority to execute, deliver and perform under the Reorganization Agreement, and to consummate the reorganization Transaction contemplated by the Reorganization Agreement.

(b) The Reorganizing Fund is in compliance in all material respects with all Applicable Law, including the 1940 Act, the 1933 Act, the 1934 Act, the Code, and all applicable state securities laws and rules.

3.2.2 Compliance. The Reorganizing Fund has complied and is in compliance in all material respects with the investment policies and restrictions set forth in its registration statement currently in effect. The value of the net assets of the Reorganizing Fund has been determined and is being determined using portfolio valuation methods that comply in all material respects with the methods described in its registration statement and the requirements of the 1940 Act. There is no Litigation pending or, to Adviser’s Knowledge, threatened against the Reorganizing Fund or the Rochdale Investment Trust that would question the right, power, or capacity of (i) the Adviser or the Reorganizing Fund to conduct its business as conducted now or at any time in the past (including, except for purposes of determining whether the condition to Closing in Section 7.4.1 has been satisfied, any routine regulatory audit, inquiry, or examination or any routine regulatory sweep examination), (ii) the Adviser to enter into this Agreement or to consummate the Transactions, or (iii) the Reorganizing Fund to enter into the Reorganization Agreement or to consummate the Transactions.

3.2.3 Tax Qualification. The Reorganizing Fund is qualified, and has been qualified for all taxable years during which it has conducted business, as a Regulated Investment Company.

3.2.4 Taxes. To the Adviser’s Knowledge, all Tax Returns of the Reorganizing Fund that are or have been required to be filed (or will be required to be filed for periods prior to the Closing) have been (or will be) duly and timely filed. To the Adviser’s Knowledge, all Taxes, for all periods covered by such Tax Returns have been (or will be) duly and timely paid in full (or adequate provision for such has been made in its financial statements in accordance with GAAP). To the Adviser’s Knowledge, there are no uncertain tax positions in any income or excise Tax Returns for any open Tax periods that would result in a change to the Reorganizing Fund’s (or, after the reorganization, the Acquiring Fund’s) net asset value at the time that the Reorganizing Fund (or, after the reorganization, the Acquiring Fund) adopts FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes. All such Tax Returns and reports correctly reflect the facts regarding the income, business, assets, operations, activities, and filing status of the Reorganizing Fund and any other information required to be shown thereon, and to the best of the Adviser’s Knowledge no such Tax Return or report is currently under audit and no assessment has been proposed or asserted with respect to such Tax Returns or report.

3.2.5 Affiliate Contracts. Except for the Contracts identified on Schedule 3.2.5, full and complete copies of which have been delivered or made available to Federated, neither Rochdale Investment Trust nor the Reorganizing Fund are party to or subject to any Contract with the Adviser or any Affiliate thereof. There does not exist under such Contracts any material violation, breach or event of default, or event or condition that, after notice or lapse of time or both, would constitute a material violation, breach or event of default thereunder, on the part of the Adviser, Rochdale Investment Trust or the Reorganizing Fund or, to the Adviser’s Knowledge, any other Person. All investment advisory and related services have been rendered to the Reorganizing Fund pursuant to Contracts that were approved by Rochdale Investment Trust’s Board and, to the extent required by Applicable Law, the holders of shares of beneficial interest in the Reorganizing Fund in accordance with all Applicable Law, including the 1940 Act.

3.2.6 Third Party Contracts. Schedule 3.2.6 sets forth a list of all material Contracts to which the Reorganizing Fund is a party (except for any Contracts with the Adviser or any Affiliate of the Adviser identified on Schedule 3.2.5). Except as set forth on Schedule 3.2.6, to the Adviser’s Knowledge, neither Rochdale Investment Trust nor the Reorganizing Fund is party to any material Contract with a third party which is in material violation, breach or event of default, or event or condition that, after notice or lapse of time or both, would constitute a material violation, breach or event of default thereunder, on the part of the Reorganizing Fund, Rochdale Investment Trust or, to the Adviser’s Knowledge, any other Person.

3.2.7 Litigation. Except as set forth on Schedule 3.2.7, no Litigation (including, except for purposes of determining whether the condition to Closing in Section 7.4.1 has been satisfied, any routine regulatory audit, inquiry, or examination or any routine regulatory sweep examination) is pending or, to the Adviser’s Knowledge, threatened against Rochdale Investment Trust, or the Reorganizing Fund, or the properties, assets or business of Rochdale Investment Trust or the Reorganizing Fund.

3.3 No Other Representations. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN SECTIONS 3.1 AND 3.2, THE ADVISER MAKES NO OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, AND THE ADVISER HEREBY DISCLAIMS ANY SUCH OTHER REPRESENTATION OR WARRANTY WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS.

SECTION  4. REPRESENTATIONS AND WARRANTIES OF FEDERATED

4.1 Representations and Warranties of Federated

Federated represents and warrants to the Adviser as follows:

4.1.1 Incorporation and Qualification. Federated is a corporation duly incorporated and presently subsisting under the laws of the Commonwealth of Pennsylvania. Federated has the requisite corporate power and authority to conduct its business as currently conducted and to own, lease, and operate the properties and assets used in connection therewith. Federated is duly qualified or licensed to do business and is in good standing in every jurisdiction where its respective business so requires, except for such failures to qualify or be licensed as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on Federated.

4.1.2 Authority. Federated has full corporate power and authority to enter into this Agreement, to perform its obligations hereunder, and to carry out the Transactions contemplated hereby. Federated has taken all corporate action necessary to be taken by it to authorize the execution, delivery, and performance of this Agreement, and no further corporate, shareholder, or other action or proceeding on the part of Federated is necessary to authorize this Agreement and the consummation of the Transactions. This Agreement has been duly executed and delivered by Federated and is a valid and legally binding agreement and obligation of Federated enforceable against it in accordance with its terms, except as may be limited by or subject to any bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the enforcement of creditors’ rights generally, and subject to general principles of equity.

4.1.3 No Violations. The execution, delivery and performance of this Agreement will not breach or violate any provision of the Governing Documents of Federated, nor the terms of any material Contract or Applicable Law to which Federated is subject or by which it is obligated or its properties or assets bound, other than breaches and violations that would not, individually or in the aggregate, materially adversely affect the validity or enforceability of this Agreement.

4.1.4 No Convictions, Sanctions or Other Violations. Neither Federated nor any Affiliated Person of Federated has been convicted of any felony or misdemeanor described in Section 9(a)(1) of the 1940 Act, nor has any Affiliated Person of Federated been subject, or is presently subject, to any injunction or Commission order that would prevent such person from acting or serving as an investment adviser, underwriter, broker-dealer, employee, officer, trustee or director of an investment company under Sections 9(a)(2) or (b) of the 1940 Act and, except as publicly disclosed by Federated, there is no proceeding or investigation pending or, to Federated’s Knowledge, threatened, that is reasonably likely to become the basis for, any such injunction or Commission order.

4.1.5 Governmental/Regulatory Approvals; Other Consents. Except for the approvals of the Transactions by Federated’s Board and the Acquiring Fund’s Board which have been obtained on or prior to the date of this Agreement, and the Consents required to be obtained in connection with the creation, registration and organization of the Acquiring Fund, Federated is not required to submit, give or obtain any Consent to or from any Governmental Authority, the shareholders or trustees of the Acquiring Fund or any other Person in connection with the execution, delivery, and performance of this Agreement or the consummation of the Transactions.

4.1.6 Litigation. No Litigation is pending or, to Federated’s Knowledge, threatened against Federated that seeks to delay, hinder, or prohibit execution of this Agreement or the consummation of the Transactions.

4.1.7 Compliance. Federated, through its advisory subsidiaries, is (or will be when the Acquiring Fund is created, registered and organized prior to Closing) in compliance, in all material respects, with all Applicable Law (including those Applicable Laws (such as, for example and without limitation, Section 206 of the Advisers Act, Section 36 of the 1940 Act, and the regulations promulgated thereunder) governing or imposing fiduciary duties) relating to the management of the Acquiring Fund, and with the material provisions of applicable Contracts, investment policies, and restrictions of the Acquiring Fund; and Federated and its Affiliates possess (or will possess when the Acquiring Fund is created, registered and organized prior to Closing) all requisite Consents required under any Applicable Law to manage the Acquiring Fund, and are in material compliance with all such Consents. Federated does not have Knowledge of any facts or information that, with or without the passage of time, is likely to result in any material non-compliance by it or the Acquiring Fund with any of the foregoing.

4.2 Representations and Warranties Regarding the Acquiring Fund.

Federated, on behalf of the Acquiring Fund, represents and warrants to the Adviser, as of the date the Acquiring Fund is created, registered and organized and as of the Closing, as follows:

4.2.1 Authority and Regulation of the Acquiring Fund.

(a) The Acquiring Fund is (or will be when created, registered and organized prior to the Closing) a legally designated, separate series of Federated Trust, a Massachusetts statutory trust, duly organized, validly existing and in good standing under the laws of The Commonwealth of Massachusetts. Federated Trust is registered as an open-end management investment company under the 1940 Act, and its registration with the Commission as an investment company is in full force and effect as of the date of this Agreement and the Closing. Federated Trust, and the Acquiring Fund, have (or will have, subject to the Acquiring Fund being created, registered and organized, and subject to the Consents to be obtained prior to the Closing) the requisite power and authority to execute, deliver and perform under the Reorganization Agreement, and to consummate the reorganization Transaction contemplated by the Reorganization Agreement.

(b) The Acquiring Fund is (or will be when created, registered and organized prior to the Closing) in compliance in all material respects with all Applicable Laws, including the 1940 Act, the Advisers Act, the 1933 Act, the 1934 Act, the Code, and all applicable state securities laws and rules.

4.2.2 Compliance. The Acquiring Fund is (or will be when created, registered and organized prior to the Closing) in compliance in all material respects with the investment policies and restrictions set forth in its registration statement then currently in effect. There is no Litigation pending or, to Federated’s Knowledge, threatened against the Acquiring Fund that would question the right, power, or capacity of (i) Federated to enter into this Agreement or to consummate the Transactions, or (ii) the Acquiring Fund to enter into the Reorganization Agreement or to consummate the Transactions.

4.2.3 Tax Qualification. The Acquiring Fund is (or will be when created, registered and organized prior to the Closing) qualified as a Regulated Investment Company.

4.2.4 Taxes. To Federated’s Knowledge, all Tax Returns of the Acquiring Fund that are required to be filed (or will be required to be filed when the Acquiring Fund is created, registered and organized) have been (or will be) duly and timely filed. To Federated’s Knowledge, all Taxes for all periods covered by such Tax Returns or portions thereof ending through the Closing will be duly and timely paid in full (or adequate provision for such will have been made in its financial statements in accordance with GAAP).

4.2.5 Contracts. All investment advisory-related services that will be rendered to the Acquiring Fund will be rendered pursuant to Contracts that will be approved by the Acquiring Fund’s Board and shareholders of the Acquiring Fund prior to the Closing in accordance with all Applicable Law, including the 1940 Act.

4.2.6 Litigation. No Litigation is pending or, to Federated’s Knowledge, threatened against the Acquiring Fund or the properties, assets or business of the Acquiring Fund that would delay, hinder, or prohibit the execution and delivery of the Reorganization Agreement or the consummation of the Transactions.

4.3 No Other Representations. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN SECTIONS 4.1 AND 4.2, FEDERATED MAKES NO OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, AND FEDERATED HEREBY DISCLAIMS ANY SUCH OTHER REPRESENTATION OR WARRANTY WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS.

SECTION  5. BROKERS OR FINDERS

5.1 Federated. Except for Berkshire Capital Securities, LLC, and the Liabilities for services rendered owing to Berkshire Capital Securities, LLC, neither Federated nor any of its Affiliates has employed any broker, financial adviser or finder, or incurred any Liability for any broker, financial advisory or finders’ fees, in connection with this Agreement or the Transactions, nor has any broker or finder acted directly or indirectly for Federated or its Affiliates in connection with the Transactions. Since Berkshire Capital Securities, LLC, has been identified as having been engaged by Federated, if any broker, financial advisory or finders fees have been incurred and are owing to Berkshire Capital Securities, LLC, in connection with this Agreement or the Transactions, any such broker, financial advisory or finders fees charged by Berkshire Capital Securities, LLC, in connection with this Agreement or the

Transactions shall be the sole responsibility of Federated, and the Adviser shall not be responsible for any fees associated with Federated’s retention of Berkshire Capital Securities, LLC.

5.2 The Adviser. Neither the Adviser, Parent, any Owner, Rochdale Investment Trust, the Reorganizing Fund or any Affiliate of any of them have employed any broker, financial adviser or finder, or incurred any Liability for any broker, financial advisory or finder’s fees, in connection with this Agreement or the Transactions, nor has any broker or finder acted directly or indirectly for any of the Adviser, Parent, any Owner, Rochdale Investment Trust, the Reorganizing Fund or any Affiliate of any of them in connection with the Transactions.

SECTION  6. COVENANTS AND AGREEMENTS

6.1 Covenants with Respect to the Reorganizing Fund. From the date of this Agreement through the earlier of the Closing Date or termination of this Agreement, the Adviser shall: (a) use the Acquired Assets and conduct the Business and all affairs with the Reorganizing Fund only in the ordinary course and in a manner consistent with its past practices, except to the extent otherwise specifically provided in this Agreement; (b) use commercially reasonable efforts to cause the Reorganizing Fund not to implement any changes in its respective investment policies and practices without prior consultation with Federated; (c) promptly notify Federated of any changes in the policies and practices of the Adviser relative to the Business, including any changes in the personnel responsible for the day-to-day management of the Reorganizing Fund’s portfolio; (d) not sell, transfer, lease, pledge, license, or otherwise dispose of any Acquired Assets; (e) not allow any of the Acquired Assets to become subject to any Encumbrance (other than any Permitted Encumbrance) of any nature that will not be discharged in full prior to the Closing Date; and (f) not change any fee waiver or expense reimbursement practice or policy with respect to the Reorganizing Fund without providing prior notice to Federated.

6.1.1 Termination of Existing Agreements. The Adviser shall take, as applicable, all action necessary and appropriate to terminate all Contracts among the Adviser and its Affiliates, or any of them, or any other Person, on the one hand, and Rochdale Investment Trust on behalf of the Reorganizing Fund, on the other, such terminations to be effective as of the Closing.

6.1.2 Prospectus and Statement of Additional Information Supplements; Information in Registration Statement on Form N-14; Section 15(f) Covenant.

(a) Federated shall use all commercially reasonable efforts to cause Federated Trust, as promptly as practicable after the date of this Agreement, to prepare, file with and cause to be cleared by the Commission an amendment to Federated Trust’s registration statement on Form N1-A to register shares of the Acquiring Fund, and a registration statement on Form N-14 in order to (i) solicit shareholders of the Reorganizing Fund to approve the Reorganization Agreement, all as consistent with all requirements of the 1940 Act and the 1934 Act applicable to such proxy materials, and (ii) to register on behalf of the Acquiring Fund the shares of the Acquiring Fund to be issued pursuant to the Reorganization Agreement. The Adviser shall cooperate with Federated in its preparation and filing of, and solicitation pursuant to, such registration statements.

The Adviser covenants that any information or data that describes the Adviser, Parent, the Owners or the Reorganizing Fund or their Affiliates or any of their business operations or plans which is included in any prospectus or SAI supplements or in the registration statement on Form N-14 or any post-effective amendment thereto filed with the Commission after the date of this Agreement and required for the Reorganizing Fund’s shareholders meeting called for the purpose of obtaining shareholder approval of the Reorganization Agreement, and in any other document filed with the Commission or the NASD or any other regulatory body or other Governmental Authority, shall not contain, at the time any such supplements or registration statement on Form N-14 or post-effective amendments thereto become effective, or at the time of such meeting, or at the time such document is furnished to the Commission or the NASD or any other regulatory body or other Governmental Authority, any untrue statement of material fact or omit to state any material fact required to be stated therein, or necessary in order to make the statements made therein not misleading in the light of the circumstances under which they are made.

Federated covenants that any information or data that describes Federated or the Acquiring Fund or their Affiliates or any of their business operations or plans which is included in any prospectus or SAI supplements or in the Acquiring Fund’s registration statement on Form N-14 or any post-effective amendment thereto filed with the Commission after the date of this Agreement and required for the Reorganizing Fund’s shareholders meeting called for the purpose of obtaining shareholder approval of the Reorganization Agreement, and in any other document filed with the Commission or the NASD or any other regulatory body or other Governmental Authority, shall not contain, at the time any such supplements or registration statement on Form N-14 or post-effective amendments thereto become effective, or at the time of such meeting, or at the time such document is furnished to the Commission or the NASD or any other regulatory body or other Governmental Authority, any untrue statement of a material fact or omit to state any material fact required to be stated therein, or necessary in order to make the statements made therein not misleading in the light of the circumstances under which they were made.

(c) Federated acknowledges and agrees that the Adviser has entered into this Agreement in reliance upon the benefits and protections of Section 15(f) of the 1940 Act. Federated shall not, and shall use commercially reasonable efforts to cause its Affiliates (subject to their respective fiduciary duties) to not, take or fail to take any action that would have the effect of causing the requirements of any of the provisions of Section 15(f) of the 1940 Act not to be met in respect of this Agreement and the Transactions. Without limiting the foregoing, Federated shall use commercially reasonable efforts to, and shall use commercially reasonable efforts to cause the trustees of the Acquiring Fund (subject to their respective fiduciary duties) to, take (or refrain from taking, as the case may be) such actions as are necessary to ensure that: (i) for a period of three years after the Closing Date, at least seventy-five percent (75%) of the directors of the Acquiring Fund shall not be “interested persons” (as that term is defined in the 1940 Act) of the Acquiring Fund’s investment adviser or the Adviser, or any “interested person” (as that term is defined in the 1940 Act) thereof, it being agreed that Federated shall have no obligation under this Section 6.1.2(c) to use such efforts with respect to the composition of the Acquiring Fund’s directors after such three-year period; (ii) for so long as required under Section 15(f) of the 1940 Act, no “unfair burden” (as that term is defined in Section 15(f)(2)(B) of the 1940 Act) shall be imposed as a result of the Transactions, it being agreed that Federated shall have no obligation under this Section 6.1.2(c) to use such efforts with respect to preventing an “unfair burden” after Section 15(f) of the 1940 Act no longer imposes an obligation on Federated to do so; and (iii) for a period of three years after the Closing Date, each vacancy among the trustees of the Acquiring Fund which must be filled by a person who is an interested person neither of the Acquiring Fund’s investment adviser nor of the Adviser so as to comply with Section 15(f) of the 1940 Act, as if such Section were applicable to the Transactions, shall be filled by a person who (A) is not an interested person of the Acquiring Fund’s investment adviser or of the Adviser and (B) has been selected and proposed for election by a majority of the trustees of the Acquiring Fund who are not such interested persons, it being agreed that Federated shall have no obligation under this Section 6.1.2(c) to use such efforts with respect to the filling of vacancies after such three-year period. Federated may elect, in lieu of the covenants set forth in clauses (i) and (iii) of the preceding sentence, to apply for and obtain an exemptive order under Section 6(c) of the 1940 Act from the provisions of Section 15(f)(1)(A) of the 1940 Act, in form and substance reasonably acceptable to the Adviser, provided that Federated shall comply with such covenants until such an order is obtained. For a period of three years from the Closing Date, neither Federated nor any of its Affiliates shall engage in any transaction that would constitute an “assignment” to a third party of any investment advisory contract with the Acquiring Fund without first obtaining for the benefit of the Adviser a covenant in all material respects the same as that contained in this Section 6.1.2(c).

6.1.3 Operations of the Reorganizing Fund.

(a) The Adviser agrees that, during the period from the date of this Agreement through the Closing Date, it shall use commercially reasonable efforts to cause the Reorganizing Fund to conduct its business in the ordinary course and in a manner substantially consistent with past practices, except as otherwise expressly provided by this Agreement.

(b) In addition, without limiting the Adviser’s other obligations under this Agreement or any requirements or obligations under the Reorganization Agreement, the Adviser agrees to resolve, or cause the Reorganizing Fund to resolve, the following items in the following manner prior to the Closing such that they are not reflected on the books and records of the Reorganizing Fund as of the Closing: (i) pay-off any outstanding balance on the $10 million line of credit that will be terminated as required pursuant to Section 6.1.1 above; (ii) collect or write-off any aged cash reconciling items (including any dividends recorded as received but not in custody); (iii) write-off as an expense any pre-paid expenses, including any prepaid registration and director’s fees, which Federated determines prior to the Closing cannot be utilized by the Acquiring Fund; (iv) collect or write-off all past due dividends and tax reclaims due the Reorganizing Fund; and (v) recall any securities on loan such that they are in the possession of the Reorganizing Fund’s Custodian as of the Closing and terminate the related securities lending agreements as required pursuant to Section 6.1.1 above. The Parties agree that this Section 6.1.3(b) shall not be taken into account for purposes of determining whether the condition to Closing in Section 7.4.1 is satisfied.

6.1.4 Reorganizing Fund Taxes.

(a) The Adviser agrees that it shall file, or cause to be filed, any and all Tax Returns and reports (including Internal Revenue Service Forms 1120-RIC and 1099 and comparable returns and reports required by any states) required to be filed by the Reorganizing Fund with respect to any period ending on or prior to the Closing Date and shall ensure that all Taxes, fees, assessments, or charges of any kind whatsoever, if any, together with any interest, penalties, additions to Tax, or additional amounts imposed by any taxing authority shall have been paid by the Reorganizing Fund to the extent due prior to the Closing Date and if not, that provision has been made by the Reorganizing Fund for the payment thereof and included in the Stated Liabilities transferred to the Acquiring Fund at Closing. Federated agrees that it shall file, or cause to be filed, any and all Tax Returns and reports (also including Internal Revenue Service Forms 1120-RIC and 1099 and comparable returns and reports required by any states) required to be filed by the Acquiring Fund with respect to any period ending after the Closing Date and to ensure (i) that all Taxes shown as payable on such Tax Returns are timely paid by the Acquiring Fund, (ii) that all Taxes with respect to periods ending on or prior to the Closing Date which are due after the Closing Date are timely paid, and (iii) that the Acquiring Fund continues to qualify as a Regulated Investment Company after the Closing Date.

(b) The Adviser agrees that it shall ensure that all federal and other Tax Returns and reports of the Reorganizing Fund required by Applicable Law to have been filed by the Closing Date shall have been so filed and all required or reasonably necessary records relating to Taxes with respect to or covering the Reorganizing Fund have been maintained.

(c) Federated and the Adviser shall each assist the other, as may reasonably be requested by either of them, with the preparation of any Tax Return, any Tax audit, or any judicial or administrative proceedings or other Litigation (including any routine regulatory audit, inquiry, or examination or any routine regulatory sweep examination) relating to any Tax in respect of the Reorganizing Fund. In addition, Federated and the Adviser shall retain and provide the other with access upon reasonable notice and during normal business hours to such records or information in respect of the Reorganizing Fund as may be relevant to such Tax Return, Tax audit, proceeding, determination or other Litigation (including any routine regulatory audit, inquiry, or examination or any routine regulatory sweep examination).

6.2 Covenants with Respect to Fund Approvals and Other Matters.

(a) From the date of this Agreement through the Closing Date or termination of this Agreement, the Adviser shall take all reasonable steps necessary or appropriate, and shall use commercially reasonable efforts, to obtain as promptly as practicable (i) all Fund Approvals and other Consents necessary to implement the Reorganization Agreement, and (ii) the satisfaction of all other Adviser or mutual conditions to Closing.

(b) From the date of this Agreement through the Closing Date or termination of this Agreement, Federated shall take all reasonable steps necessary or appropriate, and shall use commercially reasonable efforts, to obtain as promptly as practicable (i) all Consents of Governmental Authorities necessary to create, register and organize the Acquiring Fund and other Consents necessary to implement the Reorganization Agreement, and (ii) the satisfaction of all other Federated or mutual conditions to Closing.

(c) Subject to applicable fiduciary duties and requirements of Applicable Law, Federated and the Adviser shall take all reasonable steps to execute and deliver such agreements and addenda thereto (or cause the execution and delivery of such agreements and addenda) as are necessary to document and establish the administrative/shareholder services fees, distribution fees or other supplemental payments contemplated in Section 4 of that certain Letter of Intent, dated February 7, 2007, among Federated, the Adviser and Parent.

6.3 Covenants with Respect to Expenses.

(a) Subject to the Closing occurring, Federated shall be solely responsible for the first one hundred and fifty thousand dollars ($150,000) of Transaction Costs; and Federated shall share equally with the Adviser all Transaction Costs over one hundred and fifty thousand dollars ($150,000). For purposes of this Agreement, “Transaction Costs” means all fees, expenses and costs of the Adviser, Federated, and any agents, representatives, outside counsel, accountants of either of them, and proxy solicitors, incurred in connection with (i) the drafting, reviewing, filing, printing and mailing of the proxy/registration statements and related materials to shareholders (including any supplemental materials), (ii) drafting, reviewing and executing the Reorganization Agreement, (iii) proxy solicitors, and (iv) tabulation of proxies.

(b) All other fees, expenses and costs, including fees of outside counsel (except with respect to drafting and reviewing the documents referred to in clauses (i) and (ii) in Section 6.3(a)) above shall not be “Transaction Costs” and shall be borne by the Party incurring such fees, expenses and costs.

(c) For the avoidance of doubt, the Adviser shall be responsible for any payments and other Liabilities (including all conversion fees, expenses and costs) ultimately due to the Reorganizing Fund’s service providers, other than those Liabilities included in the Stated Liabilities.

(d) In the event the conditions for Closing set forth in Sections 7.4.1, 7.4.2, or 7.4.5 of this Agreement have not been satisfied for any reason, the Adviser shall bear all of the Transaction Costs and other fees, expenses, and costs identified in this Section 6.3. In the event the conditions for Closing set forth in Sections 7.5.1 or 7.5.2 of this Agreement have not been satisfied for any reason, Federated shall bear all of the Transaction Costs and other fees, expenses, and costs identified in this Section 6.3. In the event any other condition for Closing set forth in Section 7 of this Agreement is not satisfied for any reason, each Party shall bear those Transaction Costs, and other fees, expenses and costs identified in this Section 6.3, incurred by such Party.

6.4 Covenants with Respect to Litigation and Changes in Condition.

6.4.1 Litigation, Proceedings, Etc.

(a) From the date of this Agreement through the earlier of the Fifth Anniversary Date or termination of this Agreement, Federated shall notify the Adviser promptly of any Litigation as to which Federated becomes aware that (i) (A) is commenced against, settled, otherwise concluded or which relates to Federated and would reasonably be expected to have a Material Adverse Effect on the Acquiring Fund, the Transactions or this Agreement or (B) with respect to such Litigation information or a report is, or is required to be, filed with the Commission relating in any way to or affecting the Acquiring Fund, the Transactions or this

Agreement, or (ii) would delay, restrain, or enjoin the consummation of, or declare unlawful, the Transactions, or cause the Transactions to be rescinded or delay, restrain, or enjoin the performance of this Agreement.

(b) From the date of this Agreement through the earlier of the Fifth Anniversary Date or the termination of this Agreement, the Adviser shall notify Federated promptly of any Litigation (including any routine regulatory audit, inquiry, or examination or any routine regulatory sweep examination) as to which it becomes aware that (i) (A) is commenced against, settled, otherwise concluded or which relates to the Adviser and would reasonably be expected to have a Material Adverse Effect on the Reorganizing Fund, the Acquiring Fund, Federated, the Business, the Transactions or this Agreement, or (B) with respect to such Litigation information or a report is, or is required to be, filed with the Commission relating in any way to or affecting the Reorganizing Fund, the Acquiring Fund, Federated, Rochdale Investment Trust, the Business, the Transactions or this Agreement, or (ii) is commenced against or relates to Rochdale Investment Trust or the Reorganizing Fund, or (iii) would delay, restrain, or enjoin the consummation of, or declare unlawful, the Transactions, or cause the Transactions to be rescinded or delay, restrain, or enjoin the performance of this Agreement.

(c) From the date of this Agreement through the earlier of the Fifth Anniversary Date or the termination of this Agreement, the Adviser shall promptly provide to Federated copies of any material written communication, and written notice of any material oral communication, from any Governmental Authority that (i) relates to the Adviser and concerns a matter which, if it were the subject of a Litigation (including any routine regulatory audit, inquiry, or examination or any routine regulatory sweep examination) that resulted in a determination adverse to the Adviser, would reasonably be expected to have a Material Adverse Effect on the Reorganizing Fund, the Acquiring Fund, Federated or the Business, or (ii) relates to the Reorganizing Fund. The Adviser shall cause Rochdale Investment Trust and the Reorganizing Fund and its Affiliates to provide to Federated copies of any communications of the types described in the preceding sentences that are received by any of them.

(d) From the date of this Agreement through the earlier of the Fifth Anniversary Date or the termination of this Agreement, Federated shall promptly provide to the Adviser copies of any material written communication, and written notice of any material oral communication, from any Governmental Authority that (i) relates to Federated and concerns a matter which, if it were the subject of a Litigation (including any routine regulatory audit, inquiry, or examination or any routine regulatory sweep examination) that resulted in a determination adverse to Federated, would reasonably be expected to have a Material Adverse Effect on the Reorganizing Fund, the Acquiring Fund or the Business, or (ii) relates to the Acquiring Fund (other than communications relating to any routine regulatory audit, inquiry, or examination, any routine regulatory sweep examination or any routine fund maintenance filings, such as filings made in connection with updates or amendments to the Acquiring Fund’s registration statement, annual and semi-annual reports and similar routine maintenance filings). Federated shall cause Federated Trust and the Acquiring Fund and its Affiliates to provide to Adviser copies of any communications of the types described in the preceding sentences that are received by any of them.

6.4.2 Change in Condition. From the date of this Agreement through the Closing Date or termination of this Agreement, the Adviser and Federated shall advise each other in writing of any fact, condition, event or occurrence that could cause any of the conditions set forth in Section 7 not to be satisfied, promptly after becoming aware of the same.

6.5 Covenants with Respect to Publicity.

(a) The Parties agree that all public announcements prior to the Closing Date relating to this Agreement or the Transactions shall only be made after a Party has submitted, reasonably in advance, the text of such announcement to the other Parties at the addresses set forth in Section 11, and each of the other Parties has had a reasonable opportunity to comment thereon and has consented to the release of such public announcement (which consent shall not be unreasonably withheld); provided, however, that any Party may make such disclosures as are required by Applicable Law after making reasonable efforts under the circumstances to consult in advance with the other Parties. Except as permitted by the preceding sentence, the Parties shall not, and shall direct their Affiliates, legal and financial advisers and other representatives not to, disclose this Agreement, its existence, or any of the terms and conditions hereof to any Person without the prior written consent of each other Party to this Agreement.

(b) The Parties agree that nothing in Section 6.5(a) above is intended, or shall be construed, to prevent the Adviser, Parent or the Owners from providing (or require Federated’s consent to provide) this Agreement or other information regarding the Transactions to potential acquirors or strategic investors in connection with a strategic investment or acquisition transaction involving the Adviser or Parent which specifically excludes the Reorganizing Fund or does not specifically target the Reorganizing Fund so long as (i) such potential acquirors or strategic investors enter into an agreement with the Adviser or Parent that requires such potential acquirors or strategic investors to maintain (and such potential acquirors and strategic investors maintain) this Agreement and all such other information as confidential and to use (and such potential acquirors and strategic investors use) this Agreement and all such other information only in connection with an evaluation of such strategic investment or acquisition transaction, and (ii) the Adviser and Parent request this Agreement and all such other information be returned to them by any potential acquiror or strategic investor that does not enter into such a strategic investment or acquisition transaction.

6.6 Restrictive Covenants.

6.6.1 Noncompetition and Nonsolicitation Covenants.

(a) From and after the Closing Date and for a period ending on the Seventh Anniversary Date (the “Effective Period”), the Adviser, Parent and each Owner agree that the Non-Compete Parties shall not, directly or indirectly:

(i) own, manage, operate, finance, control, participate in, or otherwise engage in the sponsorship of, or the provision of investment management or investment advisory services to, any Competing Business;

(ii) subject to the fiduciary obligations of the Adviser or Parent, solicit, for themselves or any other Person, the proxy or vote of any shareholders of (A) Federated, or (B) any mutual fund in the Federated family of mutual funds; or

(iii) solicit, hire or employ, or otherwise engage (or Knowingly assist any other Person in soliciting, hiring, employing or otherwise engaging) as an employee, independent contractor, or otherwise, any sales or investment management personnel of Federated or its Affiliates (including the members of the Reorganizing Fund Investment Team that become employees of Federated or its designated Affiliate at Closing).

(b) From and after the Closing Date and for the Effective Period, Federated agrees that Federated shall not, directly or indirectly:

(i) subject to the fiduciary obligations of Federated and its Affiliates, solicit, for themselves or any other Person, the proxy or vote of any shareholders of any mutual fund in the Rochdale family of mutual funds (other than the Reorganizing Fund); or

(ii) solicit, hire or employ, or otherwise engage (or Knowingly assist any other Person in soliciting, hiring, employing or otherwise engaging) as an employee, independent contractor, or otherwise, any sales or investment management personnel of the Adviser or Parent (other than the members of the Reorganizing Fund Investment Team that become employees of Federated or its designated Affiliate at Closing).

(c) For purposes of this Section 6.6.1, “Competing Business” means any business or other Person that provides investment management services to registered or unregistered international Equity Products with a substantially similar (i) investment strategy or process to the Reorganizing Fund at the time of Closing utilizing a country-based quantitative investment model or process, or (ii) investment objective to that of the Reorganizing Fund at the time of Closing. “Competing Business” shall exclude: (A) investment management services in respect of (1) hedge funds, (2) any Equity Product that invests at least 51% of its net assets in emerging markets investments, and (3) long-short funds (e.g., 130/30 funds), and (B) investment management services (including such services with respect to international Equity Products), not utilizing a country-based quantitative investment model or process, specifically and only for Adviser’s U.S. clients whose assets under the management of the Non-Compete Parties are not exclusively invested in international Equity Products.

(d) For purposes of this Section 6.6.1(a), “Equity Products” shall consist of investment companies, mutual funds, separate accounts, partnerships, closed-end funds, unit investment trusts, offshore funds, collective funds and other pooled investment vehicles invested primarily in equity securities.

(e) The restrictive covenants contained in Section 6.6.1(a) shall in no way prevent:

(i) any Non-Compete Party that is not an individual from being acquired (in a transaction that results in such Non-Compete Party maintaining its separate corporate existence and assets, including as the surviving or non-surviving entity in a merger or through a stock sale, or results in such Non-Compete Party being a division of another entity) by or receiving an investment from a Person that has or forms a Competing Business outside of any Non-Compete Party (or, if such Non-Compete Party is the non-surviving entity in a merger, outside of such surviving entity, or, if such Non-Compete Party becomes a division of another entity, outside of such division); in such a case, the acquiring or investing Person (and its Affiliates, other than any Non-Compete Party (or other than such surviving entity or division, as the case may be) would not be Non-Compete Parties for purposes of, nor bound by, the restrictive covenants contained in Section 6.6.1(a);

(ii) any Non-Compete Party from owning less than 5% of the outstanding securities of any publicly traded company; or

(iii) any Non-Compete Party from making any general solicitation of employment or employing any sales or investment management employee of Federated or its Affiliates (other than the members of the Reorganizing Fund Investment Team that become employees of Federated or its designated Affiliate at Closing) who makes contact on such employee’s own initiative or in response to an advertisement without any direct solicitation by or encouragement from any Non-Compete Party.

(f) The restrictive covenants contained in Section 6.6.1(b) above shall in no way prevent Federated or any of its Affiliates from making any general solicitation of employment or employing any sales or investment management employee of the Adviser or Parent who makes contact on such employee’s own initiative or in response to an advertisement without any direct solicitation by or encouragement from Federated.

(g) If the agreements and addenda entered into as contemplated in Section 6.2(c) above are terminated voluntarily without cause by Federated Securities Corp. (the Federated subsidiary that will be the party to such agreements and addenda), then, from and after the effective date of such termination, the Non-Compete Parties shall no longer be obligated to comply with Section 6.6.1(a)(i) above. For the avoidance of doubt, the Parties agree that a voluntary without cause termination by Federated Securities Corp. would not include (among other possible events or circumstances) a termination of such agreements and addenda (i) by, or at the direction of, the Board of Trustees of the Acquiring Fund, (ii) as a result of an assignment by Federated Securities Corp. (not undertaken for purposes of effecting a termination of such agreements and addenda), (iii) as a result of the Rochdale party’s suspension or expulsion from the National Association of Securities Dealers or de-registration as a broker-dealer under the 1934 Act, or (iv) by the Rochdale party to such agreements and addenda.

6.6.2 Enforcement. The restrictive covenant contained in this Section 6.6 is a covenant independent of any other provision of this Agreement, and the existence of any claim that any Party or Non-Compete Party may allege against any other Party, whether based on this Agreement or otherwise, shall not prevent the enforcement of this covenant (whether at law or in equity). Federated, the Adviser, Parent and each Owner agree that a Party’s remedies at law for any breach or threat of breach by any other Party or Non-Compete Party of the provisions of this Section 6.6 will be inadequate, and that such Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Section 6.6 and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which such Party may be entitled at law or equity. In the event of Litigation regarding any of the restrictive covenants set forth in this Section 6.6, the prevailing Party in such Litigation shall, in addition to any other remedies the prevailing Party may obtain in such Litigation, be entitled to recover from the other Party or Parties its reasonable legal fees and out-of-pocket costs incurred by such Party in enforcing or defending its rights hereunder (whether at law or in equity). The length of time for which the restrictive covenants contained in this Section 6.6 shall be in full force shall not include any period of violation or, if the Party claiming a breach or threat of breach and seeking to enforce (whether at law or in equity) the restrictive covenant through Litigation is the prevailing Party in any such Litigation, the period during which the prevailing Party sought to enforce (whether at law or in equity) such restrictive covenant. For purposes of this preceding two sentences: (a) a Party claiming a breach or threat of breach of, and seeking to enforce (whether at law or in equity), a covenant in this Section 6.6 shall be the “prevailing Party” if (i) such Party obtains a final judgment, order, decree, decision, or award, or injunction, that contains a determination, or that is based on a finding that, the other Party or Parties violated (or threatened violation) or did not violate (or threaten violation) (as applicable) a restrictive covenant in this Section 6.6, or (ii) unless the Parties otherwise mutually agree in connection with settlement discussions, the other Party or Parties against whom such Party is claiming a breach or threat of breach of, and seeking to enforce (whether at law or in equity), a covenant in this Section 6.6 agrees to settle such claim; and (b) the Party or Parties against whom a claim of breach or threat of breach of a covenant in this Section 6.6 is being enforced (whether at law or in equity) shall be the “prevailing Party” if (a) the Party claiming a breach or threat of breach of, and seeking to enforce (whether at law or in equity), such covenant does not obtain a final judgment, order, decree, decision or award, or injunction, as contemplated in clause (a)(i) above or (b) the Parties mutually agree in connection with a settlement of such claim. Should any provision of this Section 6.6 be adjudged to any extent invalid by any competent tribunal or other Governmental Authority, such provision shall be deemed modified to the extent necessary to make it enforceable (whether at law or in equity).

6.7 Covenants with Respect to Further Actions. At the reasonable request of Federated or the Adviser after the Closing Date, and without further consideration, each Party, as applicable, shall from time to time execute and deliver or cause their Affiliates to execute and deliver, as applicable, such further instruments of transfer, assignment, or consent or other document as may be reasonably necessary or appropriate to carry out the purposes hereof.

6.8 Covenant with Respect to Access. Prior to and subsequent to the Closing Date, each Party hereto shall afford the other Parties hereto reasonable access to its personnel, properties, Contracts, systems, books and records, and all other documents and data (including any emails or data files not transferred to Federated (or its designated Affiliate)) reasonably necessary or appropriate to carry out the responsibilities of the Parties contemplated by this Agreement, to verify or confirm the accuracy of information or data provided by the Parties to this Agreement, or to operate the Business and manage the Acquiring Fund post-Closing. The Adviser agrees that it shall retain all books and records (if any) relating to the Business or the Acquired Assets and not otherwise delivered to Federated (or its designated Affiliate) as Acquired Assets (including any e-mails or data files not transferred to Federated (or its designated Affiliate)) in accordance with its respective record retention policies as presently in effect. During the Effective Period, the Adviser shall not dispose of or permit the disposal of any such books and records not required to be retained under such policies without first giving sixty (60) calendar days’ prior written notice to Federated offering to surrender the same to Federated (or its designated Affiliate) at Federated’s expense.

6.9 Exclusivity.

(a) The Adviser, Parent and each Owner agree that until the earlier of the Closing or termination of this Agreement, they shall not directly or indirectly solicit, initiate, Knowingly encourage, entertain or discuss (and shall not permit any Affiliate, employee, officer, director, trustee, agent or other Person acting on their behalf to solicit, initiate, Knowingly encourage, entertain or discuss) any inquiries, proposals or offers involving any strategic transaction with or relating to the Reorganizing Fund with any other Person or provide any nonpublic information to any other Person, other than information which is provided in the ordinary course of business relating to the Reorganizing Fund. The Adviser, Parent and each Owner further agree to promptly notify Federated should any of them receive or become aware of any such inquiries, proposals or offers from any other Person indicating an interest in acquiring all or any part of the Business.

(b) Nothing contained in Section 6.9(a) shall restrict the Adviser, Parent or any Owner, or their respective Affiliates or representatives (and any employees, officers, directors, trustees, agents or other Persons acting on their behalf) from taking any action referred to in Section 6.9(a) in connection with any potential strategic investment or acquisition transaction involving the Adviser or Parent which specifically excludes the Reorganizing Fund or does not specifically target the Reorganizing Fund, and neither the Adviser, Parent nor any Owner shall be required to notify Federated of any inquiry, proposal or offer with respect thereto.

6.10 Covenants with Respect to Rochdale Assets. From and after the date of this Agreement and, if the Closing occurs, for a period ending on the Fifth Anniversary Date, the Adviser shall not (and shall cause its Affiliates not to) redeem or target for redemption any Rochdale Assets invested in the Reorganizing Fund as of the date of this Agreement or at any time prior to Closing, or in the Acquiring Fund from and after the Closing, except (a) in connection with client sector allocations, (b) as appropriate in the exercise of the Adviser’s (or its Affiliates) fiduciary duties in the sole discretion of the Adviser or any such Affiliate, or (c) as required by Applicable Law. If the agreements and addenda entered into as contemplated in Section 6.2(c) above are terminated voluntarily without cause by Federated Securities Corp. (the Federated subsidiary that will be the party to such agreements and addenda), then, from and after the effective date of such termination, the Non-Compete Parties shall no longer be obligated to comply with this Section 6.10. For the avoidance of doubt, the Parties agree that a voluntary without cause termination by Federated Securities Corp. would not include (among other possible events or circumstances) a termination of such agreements and addenda (i) by, or at the direction of, the Board of Trustees of the Acquiring Fund, (ii) as a result of an assignment by Federated Securities Corp. (not undertaken for purposes of effecting a termination of such agreements and addenda), (iii) as a result of the Rochdale party’s suspension or expulsion from the National Association of Securities Dealers or de-registration as a broker-dealer under the 1934 Act, or (iv) by the Rochdale party to such agreements and addenda.

6.11 Covenants with Respect to Reorganizing Fund Investment Team

(a) The Advisor agrees that Federated (or a designated Affiliate of Federated) may hire the two members of the Reorganizing Fund Investment Team referenced in Section 7.4.6 as employees, effective upon Closing. If Federated elects to hire (or to cause its designated Affiliate to hire) any or all such members, such hiring will be done in accordance with, and subject to, Federated’s ordinary course hiring process, policies and procedures. Federated shall be solely responsible for any post-Closing Liabilities arising out of such hiring process (it being agreed that such post-Closing Liabilities shall not include any Retained Liabilities).

(b) Subject to applicable fiduciary duties and Applicable Law:

(i) Federated agrees to reasonably cooperate with the Adviser to develop a transition plan that will result in such members assuming responsibilities as employees of Federated (or its designated Affiliate) upon the Closing occurring; and

(ii) Federated agrees that (absent death, disability or other circumstances beyond Federated’s reasonable control) it shall, during the period from the Closing until the Fifth Anniversary Date, cause the most senior member (or two most senior members) of the investment team of the Acquiring Fund (a) to be available on mutually acceptable dates, and at mutually acceptable times, to make periodic presentations (up to 3 times each calendar quarter) regarding the Acquiring Fund, and (b) to be available on mutually acceptable dates, and at mutually acceptable times, to consult with an Owner regarding the Acquiring Fund.

SECTION 7. CONDITIONS PRECEDENT TO CLOSING

Consummation by the Adviser and Federated of the Transactions is subject to the fulfillment of the following conditions on or before the Closing Date.

7.1 Fund Approvals, Creation of Acquired Fund and other Consents; Assets Under Management.

(a) All Fund Approvals shall have been obtained. The Acquired Fund shall have been created, registered and organized as required under the 1940 Act. All other Consents required for the consummation of the Transactions shall have been obtained and be in full force and effect.

(b) Federated shall have received on or before the third Business Day prior to Closing a certificate signed by an executive officer of the Adviser and by the Treasurer of the Reorganizing Fund certifying to the Closing Assets of the Reorganizing Fund. Neither Federated nor the Adviser shall be required to consummate the Transactions if Closing Assets of the Reorganizing Fund are less than $220 million.

7.2 No Legal Obstruction. No injunction, restraining order or order of any nature shall have been issued by or be pending before any court of competent jurisdiction or any other Governmental Authority challenging the validity or legality of the Transactions or restraining or prohibiting the consummation of the Transactions.

7.3 Satisfaction of Conditions under the Reorganization Agreement. The Reorganization Agreement shall have been executed and delivered by the Reorganizing Fund and the Acquiring Fund, and all conditions to Closing and consummation of the reorganization Transaction under the Reorganization Agreement shall have been satisfied or waived in accordance therewith.

7.4 Conditions Precedent to Obligations of Federated. In addition to the conditions set forth in Sections 7.1, 7.2 and 7.3, the obligations of Federated under this Agreement to consummate the Transactions are subject to the satisfaction, at or prior to the Closing of all of the following conditions, any one or more of which may be waived at the option of Federated.

7.4.1 No Breach of Covenants; True and Correct Representations and Warranties. There shall have been no material breach by the Adviser (or, as applicable, Parent or any Owner) in the performance of any of its respective covenants herein to be performed by it in whole or in part prior to the Closing, and each of the representations and warranties of the Adviser contained in this Agreement (including those relating to Parent or the Owners) shall be true and correct in all material respects as of the Closing, except for representations or warranties that are made by their terms as of a specified date, which shall be true and correct in all material respects as of the specified date, in each case (with respect to both covenants and representations and warranties) without taking into account materiality qualifications contained therein. Federated shall receive at the Closing a certificate of the Adviser, dated as of the Closing Date, executed by an authorized executive officer of the Adviser certifying as to the fulfillment of the foregoing conditions.

7.4.2 Delivery of Documents. Federated shall have received from the Adviser, at the sole cost and expense of the Adviser:

(a) A bill of sale, assignment and general conveyance sufficient to transfer to Federated (or its designated Affiliate) good and marketable title to the Acquired Assets, free and clear of any Encumbrances thereon (other than Permitted Encumbrances), in form and substance reasonably satisfactory to Federated, dated the Closing Date.

(b) The opinion of Debevoise & Plimpton LLP, counsel for the Adviser, addressed to Federated as of the Closing Date, in substantially the form set forth on Exhibit 2.

(c) The following closing certificates and instruments, each in a form mutually (and reasonably) acceptable to Federated and the Adviser:

(i) The officer’s certificate contemplated by Section 7.1(b);

(ii) The officer’s certificate contemplated by Section 7.4.1;

(iii) A secretary’s or assistant secretary’s certificate delivered by Adviser;

(iv) Wire instructions for the Closing Payment as contemplated herein;

(v) A cross-receipt duly executed by Adviser;

(vi) Any other opinion, certificate or document mutually agreed as necessary or appropriate to consummate the Transactions contemplated under this Agreement; and

(vii) The following documents duly executed by Rochdale Investment Trust on behalf of the Reorganizing Fund or officers or other representatives or service providers thereof (as applicable): A bill of sale and assignment, treasurer’s certificate, chief financial officer certificate, vice president/treasurer certificate, secretary’s or assistant secretary’s certificate, copies of custodian and transfer agent instructions, custodian and transfer agent acknowledgements of transfer or certificates, an opinion of counsel to the Reorganizing Fund addressed to the Acquiring Fund, tax representation certificates, and any other opinion, certificate or document mutually agreed as necessary or appropriate to consummate the reorganization Transaction under the Reorganization Agreement.

7.4.3 No Litigation. No Litigation shall be pending or threatened in writing against or in respect of any of Rochdale Investment Trust, the Reorganizing Fund, the Business, the Adviser, or any Affiliates of any of them, or against or in respect of this Agreement or the Transactions, which, either individually or in the aggregate with all such Litigation, is reasonably likely to be determined adversely and, if so determined, would reasonably be expected to have a material effect upon Federated or the Acquiring Fund if the Transactions were consummated.

7.4.4 No Material Adverse Change. There shall have been no Material Adverse Change with respect to the Business, the Acquired Assets, Rochdale Investment Trust or the Reorganizing Fund from the date of this Agreement through the Closing. In the event of a Material Adverse Change, Federated is under no obligation to consummate the Transactions. When used in this Agreement, the term “Material Adverse Change” or “Material Adverse Effect” with respect to the Business, the Acquired Assets, Rochdale Investment Trust or the Reorganizing Fund shall mean any event, circumstance or condition which would reasonably be expected to have a material adverse effect (whether taken individually or in the aggregate with all other such effects) on the Adviser, the Business or the Reorganizing Fund or on the financial condition, business or results of operations of any of them, either individually or taken as a whole. “Material Adverse Change” or “Material Adverse Effect” shall not include (i) changes in the Reorganizing Fund’s net assets, (ii) changes in general economic conditions affecting the financial markets, federally registered investment advisers or registered management investment companies generally on a non-discriminatory basis, (iii) changes in Applicable Law or GAAP affecting federally registered investment advisers or registered management investment companies generally on a non-discriminatory basis, (iv) the announcement or pendency of the Transactions, or (v) any outbreak or escalation of major hostilities in which the United States is involved, the declaration by the United States of a national emergency or war, or any act of terrorism within the United States or directed against its facilities or citizens wherever located.

7.4.5 Access to and Copies of Books and Records. The Reorganizing Fund shall have taken any necessary steps to provide Federated (or its designated Affiliate) or its service provider full and complete access to or copies of, as reasonably requested, (i) the Reorganizing Fund’s shares and transfer agency records, (ii) the Reorganizing Fund’s custodial records, and (iii) all such other assets, records, documents and Contracts as is appropriate to permit the Acquiring Fund, Federated and their designated Affiliates and service providers to render ongoing services with respect to the Reorganizing Fund’s shareholders who become shareholders of the Acquiring Fund.

7.4.6 Hiring of Reorganizing Fund Investment Team. Those employees of the Adviser who are members of the investment team responsible for managing the Reorganizing Fund that are reasonably identified by Federated (the “Reorganizing Fund Investment Team”) shall have been hired (effective upon the Closing) by Federated (or its designated Affiliate) in accordance with Federated’s ordinary course hiring process, policies and procedures. Without limiting the foregoing, Geoff Pazzanese and Audrey Kaplan shall have executed on or before the date of this Agreement employment letters in form and substance mutually acceptable to them and Federated, which employment letters shall (but for the Closing occurring) be in full force and effect and shall become effective upon the Closing occurring.

7.5 Conditions Precedent to Obligations of the Adviser. In addition to the conditions set forth in Section 7.1, 7.2 and 7.3, the obligations of the Adviser under this Agreement to consummate the Transactions shall be subject to the satisfaction at or prior to the Closing, of all of the following conditions, any one or more of which may be waived at the option of the Adviser:

7.5.1 No Breach of Covenants; True and Correct Representations and Warranties. There shall have been no material breach by Federated in the performance of any of its covenants herein to be performed by it in whole or in part prior to the Closing, and each of the representations and warranties of Federated contained in this Agreement shall be true and correct in all material respects as of the Closing, except for representations or warranties that are made by their terms as of a specified date, which shall be true and correct in all material respects as of the specified date, in each case (with respect to both covenants and representations and warranties) without taking into account materiality qualifications contained therein. The Adviser shall receive at the Closing a certificate of Federated, dated as of the Closing Date, executed by an authorized executive officer of Federated certifying as to the fulfillment of the foregoing conditions.

7.5.2 Delivery of Documents. Adviser shall have received from Federated, at the sole cost and expense of Federated:

(a) The opinion of Reed Smith LLP, counsel for Federated, addressed to Adviser as of the Closing Date, in substantially the form set forth on Exhibit 3.

(b) The following closing certificates and instruments, each in a form mutually (and reasonably) acceptable to Federated and the Adviser:

(i) The officer’s certificate contemplated by Section 7.5.1;

(ii) A secretary’s or assistant secretary’s certificate delivered by Federated;

(iii) A cross-receipt duly executed by Federated;

(iv) Any other opinion, certificate or document mutually agreed as necessary or appropriate to consummate the Transactions contemplated under this Agreement; and

(v) The following documents duly executed by the Federated Trust on behalf of the Acquiring Fund or officers or other representatives or service providers thereof (as applicable): An assumption agreement, vice president/treasurer certificate, secretary’s or assistant secretary’s certificate, copies of custodian and transfer agent instructions, custodian and transfer agent acknowledgements of transfer or certificates, an opinion of counsel to the Acquiring Fund addressed to the Reorganizing Fund, a tax opinion addressed to the Reorganizing Fund and Acquiring Fund regarding the tax-free status of the reorganization contemplated by the Reorganization Agreement, and any other opinion, certificate or document mutually agreed as necessary or appropriate to consummate the reorganization Transaction under the Reorganization Agreement.

7.5.3 No Material Adverse Change. There shall be no Material Adverse Change with respect to Federated or the Acquiring Fund from the date of this Agreement (or, in the case of the Acquiring Fund, from that date of its creation, registration, and organization) to the Closing Date. In the event of a Material Adverse Change, the Adviser is under no obligation to consummate the Transactions contemplated herein. When used in this Agreement, the term “Material Adverse Change” or “Material Adverse Effect” with respect to Federated or the Acquiring Fund shall mean a material adverse change (whether taken individually or in the aggregate with all other such effects) in the financial condition, business or results of operations of the Acquiring Fund after it is created, registered and organized, either individually or taken as a whole. “Material Adverse Change” or “Material Adverse Effect” shall not include (i) changes in general economic conditions affecting the financial markets, federally registered investment advisers or registered management investment companies generally on a non-discriminatory basis, (ii) changes in Applicable Law or GAAP affecting federally registered investment advisers or registered management investment companies generally on a non-discriminatory basis, (iii) the announcement or pendency of the Transactions, or (iv) any outbreak or escalation of major hostilities in which the United States is involved, the declaration by the United States of a national emergency or war, or any act of terrorism within the United States or directed against its facilities or citizens wherever located.

SECTION  8. SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

(a) The representations and warranties contained in this Agreement shall survive the Closing Date:

(i) in the case of Sections 3.1.2, 3.2.1(a) (last sentence), 4.1.2 and 4.2.1(a) (last sentence) (collectively, the “Authority Representations”), indefinitely;

(ii) in the case of Section 3.1.9 (the “Title Representation”), indefinitely;

(iii) in the case of Sections 3.2.3, 3.2.4, 4.2.3 and 4.2.4 (collectively, the “Tax Representations”), for the applicable statute of limitations period; and

(iv) in the case of any other representation and warranty, for a period ending at the end of the day on the date that is 30 months after the Closing Date.

(b) Unless otherwise limited by the terms of this Agreement, covenants of the Parties intended to be performed after the Closing shall survive the Closing indefinitely, and covenants required to be performed at or prior to the Closing shall survive for a period ending at the end of the day on the date that is 30 months after the Closing Date.

SECTION 9. TERMINATION

(a) Federated or the Adviser may terminate this Agreement by written notice to the other after 5:00 p.m., Pittsburgh time, on December 31, 2007, if the Closing shall not have occurred, unless such date is extended by the mutual written consent of Federated and the Adviser on or prior to such date. Such termination shall be without liability, except as provided below. This Agreement may be terminated prior to the Closing Date (i) by the written consent of Federated and the Adviser, (ii) by Federated if the Adviser, Parent or any Owner is in material breach of any representation, warranty or covenant set forth herein and such breach is not cured within thirty (30) calendar days of receipt of notice identifying such breach, or (iii) by the Adviser if Federated is in material breach of any representation, warranty or covenant set forth herein and such breach is not cured within thirty (30) calendar days of receipt of notice identifying such breach. Any such termination shall be without prejudice to the non-breaching parties’ rights to seek damages for such breach.

(b) The Parties acknowledge that the Reorganizing Fund is unique and recognize that in the event of an unlawful termination or material breach of this Agreement (including Section 6.6) by the Adviser, Parent, any Owner or any Non-Compete Party, or Federated, as the case may be, money damages would be inadequate and the Adviser or Federated, as applicable, may have no adequate remedy at law. Accordingly, each of the Parties hereto agrees that each of the other Parties shall have the right, in addition to any other rights and remedies existing in its favor, to enforce their rights and obligations of the other Parties, as applicable, not only by an action for damages but also by an action or actions for specific performance, injunction, and/or other equitable relief, without posting any bond or security.

Sections 1, 9, 10, 12, 13, 14, 15, 16, 20 and 21 shall survive any termination of this Agreement.

SECTION 10. INDEMNIFICATION

10.1 Indemnification of Federated by Parent and the Adviser. From and after the Closing, Parent and the Adviser shall jointly and severally indemnify, defend, and hold harmless Federated, the Acquiring Fund and their respective directors, trustees, officers, employees, controlling persons and other Affiliates, and their respective successors and assigns (collectively, the “Federated Indemnitees”) against any and all Liabilities, Litigation (including any Liability arising out of or resulting from any routine regulatory audit, inquiry or examination or any routine regulatory sweep examination; it being agreed that such Liability arising out of or resulting from any routine regulatory audit, inquiry or examination or any routine regulatory sweep examination is not intended to include the ordinary course costs and expenses associated with preparing for, handling and responding to any such routine regulatory audit, inquiry or examination or any such routine regulatory sweep examination, but would include, for example, penalties, fines, losses, damages and other Liabilities arising out of or resulting from any such routine regulatory audit, inquiry or examination or any such routine regulatory sweep examination), losses, fines, penalties, costs, expenses, royalties or damages, including interest and penalties with respect thereto and out-of-pocket expenses and reasonable attorneys’ and accountants’ fees and expenses incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any of their respective rights hereunder (collectively, “Losses”), that any of them may become subject to, or shall incur or suffer, that arise out of or result from:

(a) any breach of any covenant of the Adviser, Parent, any Owner or any Non-Compete Party contained in this Agreement or any instrument furnished or to be furnished to Federated (or a designated Affiliate) under this Agreement;

(b) any breach of any representation and warranty of the Adviser (including any representation and warranty applicable to the Adviser, Parent, any Owner or any Non-Compete Party) contained in this Agreement or any instrument furnished or to be furnished to Federated (or a designated Affiliate) under this Agreement; or

(c) any Retained Liability or Pre-Closing Fund Liability.

10.2 Indemnification of Parent and the Adviser by Federated. From and after the Closing Date, Federated shall indemnify, defend, and hold harmless Parent, the Adviser, Rochdale Investment Trust, and their respective directors, trustees, officers, employees, controlling persons and other Affiliates, and their respective successors and assigns (collectively, the “Adviser Indemnitees”) against any and all Losses that any of them may become subject to, or shall incur or suffer, that arise out of or result from:

(a) any breach of any covenant of Federated contained in this Agreement or any instrument furnished or to be furnished to the Adviser under this Agreement; or

(b) any breach of any representation and warranty of Federated contained in this Agreement or any instrument furnished or to be furnished to the Adviser under this Agreement.

10.3 Indemnification Procedures. In the case of any claim asserted by a third party against a Person entitled to indemnification under this Agreement (the “Indemnified Party”), notice shall be given by the Indemnified Party to the Party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual Knowledge of any claim as to which indemnity may be sought, and the Indemnified Party shall permit the Indemnifying Party (at the expense of such Indemnifying Party) to assume the defense of any claim or any Litigation (including any routine regulatory audit, inquiry, or examination or any routine regulatory sweep examination) resulting therefrom, provided, that (i) counsel for the Indemnifying Party who shall conduct the defense of such claim or Litigation shall be reasonably satisfactory to the Indemnified Party, and the Indemnified Party may participate in such defense at such Indemnified Party’s expense, and (ii) the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except to the extent that such failure results in a lack of actual notice to the Indemnifying Party, and such Indemnifying Party is materially prejudiced as a result of such failure to give notice. Except with the prior written consent of the Indemnified Party, no Indemnifying Party, in the defense of any such claim or Litigation, shall consent to entry of any judgment or enter into any settlement that provides for injunctive or other nonmonetary relief affecting the Indemnified Party or that does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnified Party of a release from all Liability with respect to such claim or Litigation. In the event that the Indemnified Party shall in good faith determine that the conduct of the defense of any claim or Litigation (including any routine regulatory audit, inquiry, or examination or any routine regulatory sweep examination) subject to indemnification hereunder or any proposed settlement of any such claim or Litigation by the Indemnifying Party might be expected to affect adversely the Indemnified Party’s Tax liability or (in the case of an Indemnified Party that is a Federated Indemnitee) the ability of Federated, any Affiliate of Federated or the Acquiring Fund to conduct its business, or that the Indemnified Party may have available to it one or more defenses or counterclaims that are inconsistent with one or more of those that may be available to the Indemnifying Party in respect of such claim or any Litigation relating thereto, the Indemnified Party shall have the right at all times to take over and assume control over the defense, settlement, negotiations or Litigation relating to any such claim or Litigation at the sole cost of the Indemnifying Party, provided, that if the Indemnified Party does so take over and assume control, the Indemnified Party shall not settle such claim or Litigation without the written consent of the Indemnifying Party, such consent not to be unreasonably withheld. In the event that the Indemnifying Party does not accept the defense of any matter as above provided, the Indemnified Party shall have the full right to defend against any such claim or Litigation, and shall be entitled to settle or agree to pay in full such claim or Litigation. In any event, subject to entering into a mutually acceptable joint defense agreement, Parent, the Adviser and Federated shall cooperate in the defense of any claim or Litigation (including any routine regulatory audit, inquiry, or examination or any routine regulatory sweep examination) subject to this Section 10 and make available to the others their respective applicable books and records in connection with such defense. Each Indemnified Party entitled to indemnification hereunder shall use commercially reasonable steps to mitigate any and all Losses for which such Indemnified Party may be entitled to indemnification hereunder after becoming aware of any event which would reasonably be expected to give rise to any Losses that are indemnifiable or recoverable hereunder or in connection herewith. Subject to applicable fiduciary duties, the foregoing obligation shall include the obligation of Federated to use commercially reasonable efforts to cause the Acquiring Fund to mitigate any such Losses.

10.4 Limitations on Indemnity Payment Obligations. The indemnification obligations set forth in Sections 10.1 and 10.2 shall be subject to the following:

(a) Any obligation under Sections 10.1(b) or 10.2(b) arising out of or resulting from a breach of an Authority Representation shall not be limited in terms of amount or duration, and shall not be subject to Sections 10.4(f), (g) or (h)(ii) below.

(b) Any obligation under Section 10.1(b) arising out of or resulting from a breach of the Title Representation shall not be limited in terms of amount or duration, and shall not be subject to Sections 10.4(f), (g)(i) or (h)(ii)(A) below.

(c) Any obligation under Sections 10.1 or 10.2 arising out of or resulting from any Party’s fraud shall not be limited in terms of amount or duration, and shall not be subject to Sections 10.4(f), (g) or (h)(ii) below.

(d) Any obligation under Sections 10.1(b) or 10.2(b) arising out of or resulting from a breach of the Tax Representations shall be limited in terms of duration to the applicable statute of limitations and shall not be subject to Section 10.4(f) below, and no claim for indemnification under Sections 10.1(b) or 10.2(b) with respect thereto shall be made after expiration of such applicable statute of limitations.

(e) Any obligation under Section 10.1(a) or 10.2(a) arising out of or resulting from a breach of any covenant intended to be performed after the Closing shall not be limited in terms of duration, and shall not be subject to Section 10.4(f) below.

(f) Except as provided in Sections 10.4(a)-(e) above, the obligations under Sections 10.1 and 10.2 shall survive the Closing until the end of the day on the date that is 30 months after the Closing Date; provided that it is agreed that if a claim is asserted within the applicable time periods set forth in this Section 10.4, the obligations under Sections 10.1 and 10.2 (as applicable), and Liability, for such claim will continue to survive until such claim is resolved. Except as provided in Sections 10.4(a)-(e) above, no claim for indemnification under Sections 10.1 or 10.2 shall be made after the date that is 30 months after the Closing Date (it being agreed that claims under Section 10.1(c) will be subject to such 30-month limitation, unless the relevant Retained Liability or Pre-Closing Fund Liability also can be asserted as a claim (for example, and without limitation, for fraud) that is subject to a longer time period under this Section 10.4).

(g) Except as provided in Sections 10.4(a)-(e) above:

(i) Parent or the Adviser shall not have an indemnification obligation under Section 10.1 until the aggregate amount of Losses to which the Federated Indemnitees shall become subject to, or shall incur or suffer, equals or exceeds $300,000 (the “Deductible Amount”); thereafter, Parent and the Adviser’s indemnification obligations under Section 10.1 shall not be limited in terms of amount except as specifically provided in this Section 10.4 (it being understood that the Deductible Amount is intended as a deductible, not a threshold); and

(ii) Federated shall not have an indemnification obligation under Section 10.2 until the aggregate amount of Losses to which the Adviser Indemnitees shall become subject to, or shall incur or suffer, equals or exceeds the Deductible Amount; thereafter, Federated’s indemnification obligations under Section 10.2 shall not be limited in terms of amount except as specifically provided in this Section 10.4 (it being understood that the Deductible Amount is intended as a deductible, not a threshold).

(h) (i) (A) Any Losses arising out of, resulting from or relating to an Authority Representation, the Title Representation or fraud payable by Parent and the Adviser pursuant to Section 10.1 shall not be subject to any limitation on amount.

(B) Any Losses arising out of, resulting from or relating to an Authority Representation, fraud, a breach by Federated of its obligations to make any payment of amounts due under Sections 2.3.1, 2.3.2, 2.3.3 or 2.3.4, or a breach of Federated’s obligations under Section 6.1.2(c) payable by Federated pursuant to Section 10.2 shall not be subject to any limitation on amount.

(ii) (A) The aggregate Losses (excluding Losses described in Section 10.4(h)(i)(A) above) arising out of, resulting from or relating to Taxes (including any Tax Representation), Litigation (including any routine regulatory audit, inquiry, or examination or any routine regulatory sweep examination), or fines or penalties payable by Parent and the Adviser pursuant to Section 10.1 shall not exceed the Aggregate Consideration Indemnification Cap and aggregate other Losses (excluding Losses described in Section 10.4(h)(i)(A) above) payable by Parent and the Adviser pursuant to Section 10.1 shall not exceed the Lower Indemnification Cap.

(B) The aggregate Losses (excluding Losses described in Section 10.4(h)(i)(B) above) arising out of, resulting from or relating to Taxes (including any Tax Representation), Litigation (including any routine regulatory audit, inquiry, or examination or any routine regulatory sweep examination), or fines or penalties payable by Federated pursuant to Section 10.2 shall not exceed the Aggregate Consideration Indemnification Cap and aggregate other Losses (excluding Losses described in Section 10.4(h)(i)(B) above) payable by Federated pursuant to Section 10.2 shall not exceed the Lower Indemnification Cap.

10.5 Subrogation. If an Indemnified Party recovers any amount under this Section 10 in respect of Losses, the Indemnifying Party or Indemnifying Parties shall be subrogated, to the extent of this recovery, to the Indemnified Party’s rights against any third party with respect to such Losses.

10.6 Remedies Exclusive. Except for any equitable remedies (including under Section 9(b)), and except for claims for fraud, the remedies provided for in this Section 10 shall constitute the sole and exclusive remedies for any claims made for breach of this Agreement or in connection with the Transactions contemplated hereby. Each Party hereby waives any provision of Applicable Law to the extent that it would limit or restrict the covenant contained in this Section 10.6.

SECTION 11. NOTICES

All notices and other communications under this Agreement must be in writing and shall be deemed to have been duly given or delivered when delivered by hand (including by Federal Express or similar express courier), or three calendar days after being mailed by prepaid registered or certified mail, return receipt requested:

To Adviser, Parent or any Owner:

Rochdale Investment Management, LLC
570 Lexington Avenue
New York, New York 10022-6837
Attn:	Carl Acebes
Garrett D’Alessandro

With a copy to:

Debevoise & Plimpton LLP
919 Third Avenue
New York, NY 10022
Attn:	William D. Regner, Esq.

To Federated:

Federated Investors, Inc.
Federated Investors Tower
1001 Liberty Avenue
Pittsburgh, PA 15222-3779
Attn:	Chief Financial Officer

With a copy to:

Reed Smith LLP
Federated Investors Tower
1001 Liberty Avenue
Pittsburgh, PA 15222-3779
Attn:	George F. Magera, Esq.

or to any other address that a party to this Agreement shall have last designated by notice given in accordance with this Section.

SECTION 12. ENTIRE AGREEMENT; MODIFICATION

(a) This Agreement, together with its Exhibits and Schedules, contains the entire agreement and all understandings, and supersedes all prior agreements and understandings, both written and oral, between the Parties with respect to the Transactions. This Agreement shall not be modified, supplemented, changed, or amended, except by an instrument in writing signed by, or on behalf of, Federated and the Adviser (and, for provisions applicable to Parent or the Owners (as applicable), Parent or the Owners (as applicable)), making specific reference to this Agreement.

(b) Notwithstanding the foregoing, the Nondisclosure Agreement between the Adviser and Federated effective as of September 29, 2006 (as supplemented by that certain Exclusivity Letter, dated February 7, 2007) shall remain in full force and effect in accordance with its terms. With respect to such Nondisclosure Agreement, the Parties agree that it shall apply to the Adviser, Parent and the Owners equally as if all of them had been original parties thereto.

SECTION 13. GOVERNING LAW

This Agreement shall be governed by and construed and enforced in accordance with the laws of the state of New York, without giving effect to the conflict of laws rules thereof.

SECTION 14. VENUE

The Parties hereby irrevocably submit to the exclusive jurisdiction of the courts of the state of New York and the Federal courts of the United States of America for the Southern District of New York located in the state of New York, County of New York, City of New York, solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the Transactions. The Parties hereby irrevocably agree that all claims in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the Transactions, or with respect to any such action, proceeding or other Litigation shall be heard and determined in such a state of New York or Federal court, and that such jurisdiction of such courts with respect thereto shall be exclusive, except solely to the extent that all such courts shall lawfully decline to exercise such jurisdiction. Each Party hereby waives, and agrees not to assert, as a defense in any action, proceeding or other Litigation for the interpretation or enforcement hereof or of any such document or in respect of any Transactions, that it is not subject to such jurisdiction. Each Party hereby waives, and agrees not to assert, as a defense in any action, proceeding or other Litigation for the interpretation or enforcement hereof or of any such document or in respect of any Transactions, that such action, proceeding or other Litigation may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts. Each Party hereby consents to and grants any such court jurisdiction over the person of such Party and over the subject matter of any such dispute and agree that mailing of process or other papers in connection with any such action, proceeding or other Litigation in the manner provided in Section 11 or in such other manner as may be permitted by Applicable Law, shall be valid and sufficient service thereof.

SECTION 15. ASSIGNMENT; SUCCESSORS

Except as contemplated herein with respect to any designated Affiliate of Federated, no Party shall delegate its obligations hereunder without the prior written consent of all Parties, and no Party shall assign or otherwise transfer its rights under this Agreement (whether by operation of law or otherwise) without the prior written consent of the other Parties, which shall not be unreasonably withheld; and, provided further, that no consent shall be required in respect of (a) the assignment and delegation of this Agreement to an acquirer of all or substantially all of the assets of the assigning Party, or to another strategic acquiror or strategic investor; provided that any such acquirer, strategic acquiror or strategic investor remains bound by all of the obligations of the assigning Party under this Agreement (including any obligations under Section 6.6 and 10.1 of this Agreement), (b) the merger of a Party with another Person, provided the other Person agrees in writing to be bound by all of the obligations of the merging Party hereunder (including any obligations under Section 6.6 and 10.1 of this Agreement), or (c) the assignment and delegation of this Agreement as a result of any sale to another Person of securities issued by a Party; provided that such other Party (or, if the applicable Party remains a separate business entity, such Party) remains bound by all of the obligations of the assigning Party under this Agreement (including any obligations under Section 6.6 and 10.1 of this Agreement). Any purported assignment or delegation other than as permitted by the express terms of this Agreement shall be void and unenforceable. This Agreement shall bind and inure to the benefit of the Parties hereto and their legal representatives and respective successors and permitted assigns.

SECTION 16. WAIVER

No waiver by any Party to this Agreement of its rights under any provisions of this Agreement shall be effective unless it shall be made in writing. No failure by any Party to this Agreement to take any action with regard to any breach of this Agreement or default by the other Parties to this Agreement shall constitute a waiver of such Party’s right to enforce any provision of this Agreement or to take action with regard to the breach or default or any subsequent breach or default by the other Parties.

SECTION 17. FURTHER ASSURANCES

Each Party shall cooperate and take such actions as may be reasonably requested by either Federated or the Adviser in order to carry out the provisions and purposes of this Agreement and to complete the Transactions.

SECTION 18. COUNTERPARTS

This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Once each Party to this Agreement has executed a copy of this Agreement, this Agreement shall be considered fully executed and effective, notwithstanding that all Parties have not executed the same copy.

SECTION 19. SEVERABILITY

In the event that any one or more of the provisions contained in this Agreement, or the application thereof in any circumstances, is held invalid, illegal, or unenforceable in any respect for any reason, then (a) the validity, legality, and enforceability of any such provision in every other respect and in any other case or circumstance and of the remaining provisions contained herein shall not be in any way impaired thereby, it being intended that all of the rights and privileges of the Parties hereto shall be enforceable to the fullest extent permitted by Applicable Law, and (b) any such provision shall be ineffective in such case or circumstance only to the extent of such invalidity, illegality or unenforceability, and shall be enforced in such case or circumstance to the greatest extent permitted by law in such case or circumstance.

SECTION 20. THIRD PARTIES

Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on the Acquiring Fund, the Reorganizing Fund, the shareholders of the Acquiring Fund, the shareholders of the Reorganizing Fund, or any other Persons other than the Parties hereto (to the extent the provisions of this Agreement apply to them) and their respective legal representatives, successors, or permitted assigns, (to the same extent), nor is anything in this Agreement intended to relieve or discharge the obligation or Liability of any third party to any Party to this Agreement, nor shall any provision give any third party any right of subrogation or action over or against any Party to this Agreement.

SECTION 21. FIDUCIARY DUTIES

Notwithstanding anything contain in this Agreement to the contrary, in the event that there is a new, or change in existing, Applicable Law (or any Governmental Authority’s interpretation thereof) that is proposed or that becomes effective after the date of this Agreement, which results in a Party determining in good faith that performance under this Agreement or the Reorganization Agreement by the parties hereto or thereto or their respective Affiliates, or consummation of the Transactions contemplated by this Agreement or the Reorganization Agreement, would violate Applicable Law (including any applicable fiduciary duties of Federated (or Federated’s Affiliates) or Adviser (as the case may be) under Applicable Law), then Federated’s and Adviser’s (as applicable) covenants, agreements and obligations shall, in all events, be subject to Federated’s (or Federated’s Affiliates’) or the Adviser’s (as the case may be) applicable fiduciary duties with respect to the Reorganizing Fund or the Acquiring Fund, as applicable. If either Federated or Adviser makes any such good faith determination, Federated or Adviser (as the case may be) shall promptly notify the other Party of such determination (it being agreed that the failure to promptly provide such notice shall not preclude a Party’s ability to rely on (or result in the loss of any rights under) this Section 21. For the avoidance of doubt, the Parties also agree that if the Board of either the Acquiring Fund or the Reorganizing Fund fail to approve or revoke the approval of the Reorganization Agreement or the Transactions, then the condition to Closing under Section 7.1(a) of this Agreement shall not be satisfied.

[Signature page follows]

IN WITNESS WHEREOF, the parties to this Agreement have executed this Agreement as of the date first written above.

FEDERATED INVESTORS, INC.

By:	/s/ Thomas R. Donahue
Name:	Thomas R. Donahue
Title:	Chief Financial Officer

ROCHDALE INVESTMENT MANAGEMENT LLC

By:	/s/ Carl Acebes
Name:	Carl Acebes
Title:

JOINDERS:

For value received and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the undersigned Parent hereby joins and becomes a Party to this Agreement for purposes of Sections 1.1 (to the extent the definitions therein are used in the following listed sections), 1.2, 2.4 (second sentence), 3.1.1(a) (as it relates to Parent), 3.1.1(b) (last sentence and as it relates to Parent), 3.1.2(b) (as it relates to Parent), 5.2 (as it relates to Parent), 6.5, 6.6, 6.7, 6.8 (first sentence), 6.9, 8, 9(b), 10 and 12 through 20 of this Agreement:

ACEBES, D’ALESSANDRO AND ASSOCIATES LLC

By:	/s/ Carl Acebes
Name:	Carl Acebes
Title:

For value received and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, each of the undersigned Owners hereby joins and becomes a Party to this Agreement for purposes of Sections 1.1 (to the extent the definitions therein are used in the following listed sections), 1.2, 2.4 (second sentence), 3.1.1(b) (last sentence and as it relates to an Owner), 3.1.2(b) (as it relates to an Owner), 5.2 (as it relates to an Owner), 6.5, 6.6, 6.7, 6.9, 8, 9(b), 10.6, and 12 through 20 of this Agreement:

/s/ Carl Acebes
Name:	Carl Acebes

/s/ Garrett D’Alessandro
Name:	Garrett D’Alessandro